UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. )

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FLOWERS FOODS, INC.
(Name of Registrant as Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Thomasville, Georgia

April   , 2008

Dear Shareholder:

I would like to extend an invitation for you to join us at our annual meeting of shareholders on Friday, May 30, 2008 at 11:00 a.m. at the Thomasville Cultural Center in Thomasville, Georgia.

At this year’s meeting, you will vote to:

•	elect four director-nominees to serve for a term of three years;

•	vote on a proposal by the board of directors to amend the Restated Articles of Incorporation of the company to increase the number of authorized shares of common stock; and

•	ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2008.

In addition, Flowers Foods’ senior management team will report on the performance of the company and respond to questions from shareholders.

Included with the enclosed materials are a notice of the annual meeting and a proxy statement that contains further information about each matter to be voted upon and the meeting itself, including how to listen to the annual meeting on the Internet and different methods to vote your proxy.

Please carefully review the enclosed proxy materials. Your vote is important to us and to our business. I encourage you to sign and return your proxy card, or to use telephone or Internet voting prior to the annual meeting, so that your shares of Flowers Foods common stock will be represented and voted at the annual meeting even if you cannot attend.

I hope to see you in Thomasville.

George E. Deese
Chairman of the Board, President and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 30, 2008

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Flowers Foods, Inc. will be held on May 30, 2008 at 11:00 a.m. Eastern Time at the Thomasville Cultural Center, 600 East Washington Street, Thomasville, Georgia, for the following purposes:

(1) to elect four nominees as directors of the company to serve for a term of three years;

(2) to vote on a proposal by the board of directors to amend the Restated Articles of Incorporation of the company to increase the number of authorized shares of common stock;

(2) to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for Flowers Foods, Inc. for the fiscal year ending January 3, 2009; and

(3) to transact any other business as may properly come before the meeting and at any adjournment or postponement thereof;

all as set forth in the proxy statement accompanying this notice.

Only record holders of issued and outstanding shares of our common stock at the close of business on March 28, 2008 are entitled to notice of, and to vote at, the annual meeting, or any adjournment or postponement thereof. A list of such shareholders will be open for examination by any shareholder at the time and place of the annual meeting.

Shareholders can listen to a live audio webcast of the annual meeting on our website at www.flowersfoods.com. This webcast also will be archived on our website.

By order of the Board of Directors,

Stephen R. Avera
Senior Vice President,
Secretary and General Counsel

1919 Flowers Circle
Thomasville, Georgia 31757
April   , 2008

     A PROXY CARD IS CONTAINED IN THE ENVELOPE IN WHICH THIS PROXY STATEMENT WAS MAILED. SHAREHOLDERS ARE ENCOURAGED TO VOTE ON THE MATTERS TO BE CONSIDERED AT THE MEETING AND TO SIGN AND DATE THE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE BY TELEPHONE OR INTERNET. YOUR ATTENDANCE AT THE MEETING IS URGED; IF YOU ATTEND THE MEETING AND DECIDE YOU WANT TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY.

i

ii

FLOWERS FOODS, INC.
1919 Flowers Circle
Thomasville, Georgia 31757

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
MAY 30, 2008

This proxy statement and the accompanying form of proxy are being furnished to the shareholders of Flowers Foods, Inc. on or about April   , 2008 in connection with the solicitation of proxies by our board of directors for use at the annual meeting of shareholders to be held on May 30, 2008 at 11:00 a.m. Eastern Time at the Thomasville Cultural Center, 600 East Washington Street, Thomasville, Georgia, and any adjournment or postponement of the meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will:

•	vote to elect four nominees as directors of the company to serve for a term of three years;

•	vote on a proposal by the board of directors to amend the Restated Articles of Incorporation of the company to increase the number of authorized shares of common stock;

•	vote on the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for Flowers Foods for the fiscal year ending January 3, 2009; and

•	transact any other business that may properly come before the meeting and any adjournment or postponement of the meeting.

In addition, Flowers Foods’ senior management team will report on the performance of the company and respond to questions from shareholders.

How does the board of directors recommend that I vote on each proposal?

The board of directors recommends that you vote FOR:

•	the election of the four director-nominees to serve as Class I directors until 2011;

•	the proposed amendment to our Restated Articles of Incorporation; and

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2009.

What is a proxy?

A proxy is your legal designation of another person to vote the shares of Flowers Foods common stock you own as of the record date for the annual meeting. If you appoint someone as your proxy in a written document, that document is also called a proxy or a proxy card. We have designated three of our executive officers as proxies for the annual meeting. These three officers are George E. Deese, our chairman of the board, president and chief executive officer, R. Steve Kinsey, our senior vice president and chief financial officer and Stephen R. Avera, our senior vice president, secretary and general counsel.

Who can vote?

To be eligible to vote, you must have been a shareholder of record of the company’s common stock at the close of business on March 28, 2008, which is the record date for the annual meeting. There were 92,147,046 shares of our common stock outstanding and entitled to vote on the record date.

How many votes do I have?

With respect to each matter to be voted upon at the annual meeting, you are entitled to one vote for each share of common stock you held on the record date for the annual meeting. For example, if you owned 100 shares of our common stock on the record date, you would be entitled to 100 votes for each matter to be voted upon at the annual meeting.

How do I vote?

You can vote in the following ways:

•	Voting by Mail. You may vote by completing and signing the enclosed proxy card and promptly mailing it in the enclosed postage-paid envelope. The envelope does not require additional postage if you mail it in the United States.

•	Internet Voting. If you have Internet access, you may authorize the voting of your shares from any location in the world by following the “Vote by Internet” instructions set forth on the enclosed proxy card.

•	Telephone Voting. You may authorize the voting of your shares by following the “Vote by Telephone” instructions set forth on the enclosed proxy card.

•	Vote at the Meeting. If you attend the annual meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot. Ballots will be available at the annual meeting.

By executing and returning your proxy (either by returning the enclosed proxy card or by submitting your proxy electronically via the Internet or by telephone), you appoint George E. Deese, R. Steve Kinsey and Stephen R. Avera to represent you at the annual meeting and to vote your shares at the annual meeting in accordance with your voting instructions. The Internet and telephone voting procedures are designed to authenticate shareholder identities, to allow shareholders to give voting instructions and to confirm that shareholders’ instructions have been recorded properly. Any shareholder voting by Internet should understand that there may be costs associated with electronic access, like usage charges from Internet access and telephone or cable service providers, that must be paid by the shareholder.

What if I do not give any instructions on a particular matter described in this proxy statement when voting by mail?

Shareholders should specify their choice for each matter on the enclosed proxy card. If no specific instructions are given, proxies that are signed and returned will be voted FOR the election of each director-nominee and each matter to be voted on at the annual meeting.

Can I change my vote after I have mailed my proxy card or after I have authorized the voting of my shares over the Internet or by telephone?

Yes. You can change your vote and revoke your proxy at any time before the polls close at the annual meeting by doing any one of the following things:

•	Signing and delivering to our corporate secretary another proxy with a later date;

•	Giving our corporate secretary a written notice before or at the annual meeting that you want to revoke your proxy; or

•	Voting in person at the annual meeting.

Your attendance at the annual meeting alone will not revoke your proxy.

How do I vote my 401(k) shares?

If you participate in the Flowers Foods, Inc. 401(k) Retirement Savings Plan, by signing and returning your proxy you will direct Mercer Trust Company, the Trustee of the 401(k) plan, how to vote the Flowers Foods, Inc. common shares allocated to your account. Any unvoted or unallocated shares will be voted by the Trustee in the same proportion on each proposal as the Trustee votes the shares of stock credited to the 401(k) plan participants’ accounts for which the Trustee receives voting directions from the 401(k) plan participants. The number of shares you are eligible to vote is based on your balance in the 401(k) plan on the record date for the annual meeting.

Can I vote if my shares are held in “street name?”

If your shares are held in “street name” through a broker, bank or other holder of record, you will receive instructions from the registered holder that you must follow in order for your shares to be voted for you by that record holder. Telephone and Internet voting is also offered to shareholders who own their Flowers Foods shares through certain banks and brokers.

What constitutes a quorum?

The holders of at least a majority of the shares of our common stock entitled to vote at the annual meeting are required to be present in person or by proxy to constitute a quorum for the transaction of business.

Abstentions and broker “non-votes” will be counted as present in determining whether the quorum requirement is satisfied but will not be included in vote totals and will not affect the outcome of the vote, except with respect to Proposal II where a “non-vote” will have the same effect as a vote against the proposal to amend our Restated Articles of Incorporation. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal pursuant to discretionary authority or instructions from the beneficial owner, but does not vote on another proposal because the nominee has not received instruction from the beneficial owner and does not have discretionary power. The aggregate number of votes cast by all shareholders present in person or represented by proxy at the meeting, whether those shareholders vote for or against the proposals, will be counted for purposes of determining the minimum number of affirmative votes required for approval of the proposals, and the total number of votes cast for each of these proposals will be counted for purposes of determining whether sufficient affirmative votes have been cast.

What vote is required for each matter to be voted upon at the annual meeting?

Once a quorum has been established, the affirmative vote of the holders of a majority of the shares of our common stock is required to approve the amendment to our Restated Articles of Incorporation (Proposal II). The affirmative vote of the holders of a majority of the shares of our common stock present at the meeting in person or by proxy is required to ratify the appointment of our independent auditors for fiscal 2008 (Proposal III). Directors will be elected at the meeting by a plurality of the votes cast by holders of shares of our common stock entitled to vote in the election. In other words, the four director-nominees receiving the highest number of votes cast at the annual meeting will be elected, regardless of whether that number represents a majority of the votes cast.

Will any other business be conducted at the annual meeting or will other matters be voted on?

Our board of directors does not know of any other business to be brought before the meeting, but if any other business is properly brought before the meeting, the persons named as proxies, Messrs. Deese, Kinsey and Avera, will exercise their judgment in deciding how to vote or otherwise act at the annual meeting with respect to that matter or proposal.

Where can I find the voting results from the annual meeting?

We will report the voting results in our quarterly report on Form 10-Q for the second quarter of fiscal 2008, which we expect to file with the Securities and Exchange Commission (“SEC”) on or about August 21, 2008.

How and when may I submit a shareholder proposal for the 2009 annual meeting?

For information on how and when you may submit a shareholder proposal for the 2009 annual meeting, please refer to the section entitled “Shareholder Proposals” in this proxy statement.

Who pays the costs of soliciting proxies?

We will pay the cost of soliciting proxies. We have engaged Georgeson Shareholder Communications, Inc. to assist in the solicitation of votes for a fee of $10,000, plus out-of-pocket expenses. In addition, our directors and officers may solicit proxies in person, by telephone or facsimile but will not receive additional compensation for these services. Brokerage houses, nominees, custodians and fiduciaries will be requested to forward soliciting material to beneficial owners of stock held of record by them, and we will reimburse those persons for their reasonable expenses in doing so.

How can I obtain an Annual Report on Form 10-K?

A copy of Flowers Foods’ annual report, which includes our Form 10-K and our financial statements for the fiscal year ended December 29, 2007, is being mailed with this proxy statement to all shareholders entitled to vote at the meeting. The Annual Report does not form any part of the material for the solicitation of proxies.

The annual report is also available on our website at www.flowersfoods.com. You may also receive a copy of the annual report free of charge by sending a written request to Flowers Foods, Inc., 1919 Flowers Circle, Thomasville, Georgia 31757, Attention: Investor Relations Department.

If I cannot attend the annual meeting, will a webcast be available on the Internet?

Shareholders can listen to a live audio webcast of the annual meeting over the Internet on the company’s website at www.flowersfoods.com. This webcast also will be archived on the site.

We have included the website address for reference only. The information contained on our website is not incorporated by reference into this proxy statement and does not form any part of the materials used for the solicitation of proxies.

Can I elect to receive my proxy statement and Annual Report electronically?

Yes. Follow the “Vote by Internet” instructions on the enclosed proxy card. On the proxy voting website, you will be prompted to elect whether or not you wish to receive future proxy statements and annual reports electronically. Enter a valid e-mail address and you will no long receive paper versions of these documents. Alternatively, you may call our shareholder relations specialist at (229) 226-9110 for assistance.

Who should I contact if I have any questions?

If you have any questions about the annual meeting or your ownership of our common stock, please contact Marta J. Turner, our senior vice president of corporate relations, at the above address or by calling (229) 226-9110.

PROPOSAL I

ELECTION OF DIRECTORS

Our board of directors is divided into three classes, with Class I and Class III consisting of four members and Class II consisting of three members. The directors in each class serve for a term of three years. Directors are elected annually to serve until the expiration of the term of their class or until their successors are elected and qualified. Background information concerning each of our director-nominees and the incumbent directors is provided below.

The following nominees are proposed for election in Class I, to serve until 2011:

•	Benjamin H. Griswold, IV

•	Joseph L. Lanier, Jr.

•	Jackie M. Ward

•	C. Martin Wood III

Unless instructed otherwise, the proxies will be voted for the election of the four nominees named above to serve for the terms indicated or until their successors are elected and have been duly qualified. If any nominee is unable to serve, proxies may be voted for a substitute nominee selected by the board of directors. However, our board of directors has no reason to believe that any nominee will not be able to serve if elected.

Class I Director-Nominees

Benjamin H. Griswold, IV, age 67, is partner and chairman of Brown Advisory. Mr. Griswold retired in February 2005 as senior chairman of Deutsche Bank Securities, a position he had held since 1999. Prior to that time, Mr. Griswold held several positions with Alex. Brown & Sons, ultimately being elected the firm’s chairman of the board. Following the merger of Alex. Brown and Bankers Trust New York, he became senior chairman of BT Alex. Brown, which was acquired by Deutsche Bank in 1999. Mr. Griswold also served on the board of the New York Stock Exchange, completing his term in 1999. He currently serves on the board of directors of WP Carey, LLC (NYSE) and The Black & Decker Corporation (NYSE) and as a trustee of Johns Hopkins University. Mr. Griswold joined the Flowers Foods Board of Directors in February 2005.

Joseph L. Lanier, Jr., age 76, formerly served as chairman of the board of directors of Dan River Inc., a Danville, Virginia textile company. He retired from this position effective August 21, 2006. He remained a consultant to the company until December 31, 2006. Mr. Lanier retired as chief executive officer of Dan River in February 2005, a position he had held since 1989. He is also a director of Alliance One (NYSE) and Torchmark Corp. (NYSE). Mr. Lanier has served as a director of Flowers Foods since March 2001, and he previously served as a director of Flowers Industries, Inc. from 1977 until March 2001.

Jackie M. Ward, age 69, is the retired chief executive officer & chairman of the board of directors of Computer Generation Incorporated, a telecommunications company based in Atlanta, Georgia that she co-founded, from 1968 until it was acquired by Intec in December 2000. She is also a director of Bank of America Corporation (NYSE), Equifax, Inc. (NYSE), Sanmina-SCI Corporation (NASDAQ), Wellpoint, Inc. (NYSE) and SYSCO Corporation (NYSE). Ms. Ward has served as a director of Flowers Foods since March 2001 and she previously served as a director of Flowers Industries, Inc. from March 1999 until March 2001.

C. Martin Wood III, age 64, has been a partner in Wood Associates, a private investment firm, since January 2000. He retired as senior vice president and chief financial officer of Flowers Industries, Inc. on January 1, 2000, a position that he had held since 1978. Mr. Wood has served as a director of Flowers Foods since March 2001 and he previously served on the Flowers Industries, Inc. Board of Directors, from 1975 until March 2001.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
YOU VOTE FOR ALL OF THE ABOVE DIRECTOR-NOMINEES

Incumbent Directors

Class II Directors Serving Until 2009

Joe E. Beverly, age 66, has been chairman of the board of directors of Commercial Bank in Thomasville, Georgia, a wholly-owned subsidiary of Synovus Financial Corp. (NYSE), a financial services company, since 1989. He is also the former vice chairman of the board of directors of Synovus Financial Corp, and is an advisory director of Synovus Financial Corp. He was president of Commercial Bank from 1973 to 1989. Mr. Beverly has served as a director of Flowers Foods since March 2001, and he previously served as a director of Flowers Industries, Inc. from August 1996 until March 2001.

Amos R. McMullian, age 70, chairman emeritus of Flowers Foods, retired as chairman of the board of directors of Flowers Foods effective January 1, 2006, a position he had held since November 2000. He previously served as chief executive officer of Flowers Foods from November 2000 to January 2004. Mr. McMullian previously served as chairman of the board of directors of Flowers Industries, Inc. from 1985 until March 2001 and as its chief executive officer from 1981 until March 2001.

J.V. Shields, Jr., age 70, has been chairman of the board of directors and chief executive officer of Shields & Company, a New York diversified financial services company and member of the New York Stock Exchange, Inc., since 1982. Mr. Shields also is the chairman of the board of directors and chief executive officer of Capital Management Associates, Inc., a registered investment advisor, and the chairman of the board of trustees of The BBH Funds, the Brown Brothers Harriman mutual funds group. He has served as a director of Flowers Foods since March 2001, and he previously served as a director of Flowers Industries, Inc. from March 1989 until March 2001.

Class III Directors Serving Until 2010

Franklin L. Burke, age 66, has been a private investor since 1991. He is the former senior executive vice president and chief operating officer of Bank South Corp., an Atlanta, Georgia banking company, and the former chairman and chief executive officer of Bank South, N.A., the principal subsidiary of Bank South Corp. He has served as a director of Flowers Foods since March 2001. Mr. Burke previously served as a director of Flowers Industries, Inc. from 1994 until March 2001 and as a director of Keebler Foods Company from 1998 until March 2001.

George E. Deese, age 62, has been chief executive officer and President of Flowers Foods since January 2004 and chairman of the board since January 1, 2006. Previously, he served as president and chief operating officer of Flowers Foods from May 2002 to January 2004 and as president and chief operating officer of Flowers Bakeries, the company’s core business division, from 1983 to May 2002. Mr. Deese joined the company in 1964. He is a board member of the Grocery Manufacturers of America (GMA), and serves as a trustee of the Georgia Research Alliance. Mr. Deese previously served as chairman of the American Bakers Association (ABA) and on the ABA board and executive committee. He previously served as vice chairman of the board for Quality Bakers of America (QBA) and as a member of the QBA board for 15 years.

Manuel A. Fernandez, age 61, has been the managing director of SI Ventures, a venture capital firm, since 1998 and chairman emeritus of Gartner, Inc., a leading information technology research and consulting company, since 2001. Prior to his present positions, Mr. Fernandez was chairman, president, and chief executive officer of Gartner. Previously, he was president and chief executive officer at Dataquest, Inc., Gavilan Computer Corporation, and Zilog Incorporated. He has served as a director of Flowers Foods since January 2005. Mr. Fernandez also serves on the board of directors of Brunswick Corporation (NYSE), The Black & Decker Corporation (NYSE) and SYSCO Corporation (NYSE).

Melvin T. Stith, Ph.D., age 61, is dean of the Whitman School of Management at Syracuse University in New York. From 1991 to November 2004, he was dean of the College of Business at Florida State University in Tallahassee and the Jim Moran Professor of Business Administration. He also is a director of Synovus Financial Corp. (NYSE). He has served as a director of Flowers Foods since July 2004.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders

The following table lists information regarding the ownership of our common stock by the only non-affiliated individuals, entities or groups known to us to be the beneficial owner of more than 5% of our common stock:

	Amount and Nature	Percent
	of Beneficial	of
Name and Address of Beneficial Owner	Ownership(1)	Class(2)

Munder Capital Management	4,668,884	5.07%
Munder Capital Center 480 Pierce Street Birmingham, MI 48009
Keely Asset Management Corp.	4,634,859	5.03%
401 South LaSalle Street Chicago, Illinois 60605

(1)	The beneficial ownership reported in the table above for is based upon filings with the SEC.

(2)	Percent of class is based upon the number of shares of Flowers Foods common stock outstanding on March 28, 2008.

Share Ownership of Certain Executive Officers, Directors and Director-Nominees

The following table lists information as of March 28, 2008 regarding the number of shares owned by each director, each director-nominee, each executive officer listed on the summary compensation table included later in this proxy statement and by all of our directors, director-nominees and executive officers as a group:

	Amount and Nature		Percent
	of Beneficial		of
Name of Beneficial Owner	Ownership(1)		Class

Stephen R. Avera	131,202	(2)	*
Joe E. Beverly	125,605	(3)	*
Franklin L. Burke	80,118	(4)	*
George E. Deese	1,130,465	(5)	1.23%
Manuel A. Fernandez	9,472		*
Benjamin H. Griswold, IV	48,876	(6)	*
R. Steve Kinsey	90,418	(7)
Joseph L. Lanier, Jr.	144,182	(8)	*
Gene D. Lord	255,295	(9)	*
Amos R. McMullian	2,148,254	(10)	2.33%
J. V. Shields, Jr.	6,798,239	(11)	7.38%
Allen L. Shiver	195,427	(12)	*
Melvin T. Stith, Ph.D.	12,049		*
Jackie M. Ward	69,001		*
Jimmy M. Woodward	91,650	(13)	*
C. Martin Wood III	3,472,976	(14)	3.77%
All Directors, Director-Nominees and Executive Officers as a Group (15 persons)	14,803,229		16.06%

*	Represents beneficial ownership of less than 1% of Flowers Foods common stock

(1)	Unless otherwise indicated, each person has sole voting and dispositive power with respect to all shares listed opposite his or her name.

(2)	Includes restricted stock awards for 17,500 shares all of which are subject to forfeiture.

(3)	Includes 46,554 shares owned by the spouse of Mr. Beverly, as to which shares Mr. Beverly disclaims any beneficial ownership.

(4)	Includes 11,670 shares owned by the spouse of Mr. Burke, over which Mr. Burke and his spouse share investment authority.

(5)	Includes (i) 22,356 shares owned by the spouse of Mr. Deese, as to which Mr. Deese disclaims any beneficial ownership and (ii) restricted stock awards of 117,900 shares all of which are subject to forfeiture.

(6)	Includes 2,250 shares owned by the spouse of Mr. Griswold, as to which Mr. Griswold disclaims any beneficial ownership.

(7)	Includes (i) unexercised stock options for 61,087 shares and (ii) restricted stock awards of 10,450 all of which are subject to forfeiture.

(8)	Includes (i) 8,958 shares held by the spouse of Mr. Lanier, as to which Mr. Lanier disclaims any beneficial ownership and (ii) 63,614 shares held by a limited partnership in which Mr. Lanier and his spouse are the general partners, as to which Mr. Lanier disclaims any beneficial ownership.

(9)	Includes restricted stock awards of 23,750 shares.

(10)	Includes unexercised stock options for 137,250 shares.

(11)	Includes unexercised stock options for 50,625 shares. Also includes (i) 3,173,266 shares held by investment advisory clients of Capital Management Associates, Inc., of which Mr. Shields is chairman of the board of directors and chief executive officer, and (ii) 3,486,361 shares owned by the spouse of Mr. Shields, as to which Mr. Shields disclaims any beneficial ownership. Mr. Shields’ business address is Shields & Company, 140 Broadway, New York, NY 10005.

(12)	Includes restricted stock awards for 20,475 shares. Also includes 6,750 shares held by Mr. Shiver as custodian for his minor children and 1,972 shares held by the spouse of Mr. Shiver, as to which shares Mr. Shiver disclaims any beneficial ownership.

(13)	Includes (i) unexercised stock options for 79,575 shares and (ii) restricted stock awards of 12,075 all of which are subject to forfeiture.

(14)	Includes 51,940 shares held by a trust of which Mr. Wood is co-trustee and 2,901,277 shares owned by the spouse of Mr. Wood, as to which shares Mr. Wood disclaims any beneficial ownership.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of our records and written representations by the persons required to file these reports, all stock transaction reports required to be filed by Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the SEC were timely filed in fiscal 2007 by directors and executive officers.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is essential to ensure that our company is effectively managed for the long-term benefit of our shareholders. We have thoroughly reviewed our corporate governance policies and practices and compared them with those recommended by corporate governance advisors and the practices of other publicly-held companies.

Based upon this review we have adopted the following corporate governance documents:

•	Corporate Governance Guidelines

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating/Corporate Governance Committee Charter

•	Finance Committee Charter

•	Code of Business Conduct and Ethics for Officers and Members of the Board of Directors

•	Stock Ownership Guidelines for Executive Officers and Non-Employee Directors

•	Flowers Foods, Inc. Employee Code of Conduct

You can access the full text of all these corporate governance documents on our website at www.flowersfoods.com by clicking on the “Investor Center” tab and selecting “Corporate Governance.” You can also receive a copy of these documents by writing to Flowers Foods, Inc., 1919 Flowers Circle, Thomasville, Georgia 31757, Attn: Investor Relations Dept.

Determination of Independence

Pursuant to our corporate governance guidelines, the nominating/corporate governance committee and the board of directors are required to annually review the independence of each director and director-nominee. During this review, transactions and relationships among each director or any member of his or her immediate family and the company are considered, including, among others, all commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships and those reported in this proxy statement under “Transactions with Management and Others.” In addition, transactions and relationships among directors or their affiliates and members of senior management and their affiliates are examined. The purpose of this annual review is to determine whether each director meets the applicable criteria for independence in accordance with the New York Stock Exchange Listed Company Manual (“NYSE Rules”) and our corporate governance guidelines. Only those directors who meet the applicable criteria for independence and the board of directors affirmatively determines have no direct or indirect material relationship with the company will be considered independent directors.

As part of our corporate governance guidelines, we have adopted categorical standards which provide that certain relationships will be considered material relationships and will preclude a director’s independence. The standard we have adopted for determining director independence is that an “independent” director is one who:

•	has not been employed by the company or any of its subsidiaries or affiliates, or whose immediate family member has not been employed as an executive officer by the company, within the previous three years;

•	does not, or whose immediate family member does not, receive more than $100,000 per year in direct compensation from the company, other than director and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service (such person is presumed not to be “independent” until three years after he or she (or their immediate family member) ceases to receive more than $100,000 per year in such compensation); provided that compensation received by an immediate family member for service as an employee of the company (other than as an executive officer) need not be considered;

•	(A) is not, or whose immediate family member is not a current partner of a firm that is the company’s internal or external auditor; (B) is not a current employee of such a firm; (C) does not have an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) has not been, or whose immediate family member has not been, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the company’s audit within that time;

•	is not employed, or whose immediate family member is not employed, as an executive officer of another company where any of the company’s present executives serve on that company’s compensation committee (such person is not “independent” until three years after the end of such service or the employment relationship); and

•	is not a current employee, or whose immediate family member is not a current executive officer, of a company that has made payments to, or received payments from, the company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

The nominating/corporate governance committee and the board of directors conducted the required annual independence review in February 2008. Upon the recommendation of the nominating/corporate governance committee, the board of directors affirmatively determined that a majority of our directors and director-nominees are independent of the company and its management as required by the NYSE Rules and the corporate governance guidelines. Messrs. Griswold, Lanier and Wood and Ms. Ward are independent director-nominees. Messrs. Beverly, Burke, Fernandez, Shields and Stith are independent directors. Mr. McMullian is considered an inside director because of the proximity of his prior consulting relationship with the company for which he received compensation greater than $100,000. This consulting arrangement ended in 2005. Mr. Deese is considered an inside director because he is currently an executive officer of our company. Each director and director-nominee abstained from voting as to themselves.

The foregoing discussion of director independence is applicable only to service as a member of the board of directors, the compensation committee and the nominating/corporate governance committee. Additional guidelines apply to the members of the audit committee under applicable law and NYSE Rules.

Presiding Director

Pursuant to the corporate governance guidelines, the board of directors created the position of “presiding director,” whose primary responsibilities are to preside over periodic executive sessions of the board of directors in which management directors and other members of management do not participate and to:

•	serve as the liaison between the chairman of the board and the outside, independent directors of the company;

•	oversee information sent by the company to the members of the board of directors;

•	review meeting agendas and schedules for the board of directors;

•	call meetings of the independent directors; and

•	be available for consultation and director communication with shareholders.

Each year at the meeting of the board of directors following the annual meeting, a presiding director is appointed among the independent directors to serve for one year. On June 1, 2007, Joseph L. Lanier, Jr. was appointed to serve as the presiding director until May 30, 2008.

The Board of Directors and Committees of the Board of Directors

In accordance with the company’s amended and restated bylaws, the board of directors has set the number of members of the board of directors at eleven. The board of directors held seven meetings in fiscal 2007. During fiscal 2007, no incumbent director attended fewer than 75% of the aggregate of:

•	The total number of meetings of the board of directors held during the period for which he or she has been a director; and

•	the total number of committee meetings held by all committees of the board on which he or she served during the periods that he or she served.

Our board of directors has established several standing committees: an audit committee, a nominating/corporate governance committee, a compensation committee and a finance committee. The board of directors has adopted a written charter for each of these committees, all of which are available on the company’s website at www.flowersfoods.com.

The following table describes the current members of each of the committees and the number of meetings held during fiscal 2007:

Nominating/
Corporate
	Audit	Governance	Compensation	Finance
	Committee	Committee	Committee	Committee

Joe E. Beverly*	X			X
Franklin L. Burke*	Chair			X
George E. Deese
Manuel A. Fernandez*		X	X
Benjamin H. Griswold IV*	X			X
Joseph L. Lanier, Jr.*		X	Chair
Amos R. McMullian
J.V. Shields, Jr.*		X		X
Melvin T. Stith*			X	X
Jackie M. Ward*		Chair	X
C. Martin Wood III*	X			Chair

Number of Meetings	10	4	6	5

*	Independent Directors

Audit Committee

Under the terms of the audit committee charter, the audit committee represents and assists the board of directors in fulfilling its oversight responsibilities with respect to:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the independent registered public accounting firm’s qualifications and independence; and

•	the performance of the company’s internal audit function and the independent registered public accounting firm.

The audit committee’s authorities and duties include:

•	responsibility for overseeing our financial reporting process on behalf of the board of directors;

•	direct responsibility for the appointment, retention, termination, compensation and oversight of the work of the independent registered public accounting firm employed by the company, which reports directly to the committee, and sole authority to pre-approve all services to be provided by the independent auditor;

•	review and discussion of our annual audited financial statements and quarterly financial statements with management and our independent registered public accounting firm;

•	review of the internal audit function’s organization, plans and results and of the qualifications and performance of our independent registered public accounting firm (our internal audit function and its compliance officer report directly to the audit committee);

•	review with management the effectiveness of our internal controls; and

•	review with management any material legal matters and the effectiveness of our procedures to ensure compliance with our legal and regulatory responsibilities.

The board of directors has determined that all audit committee members are “independent” as defined by the NYSE Rules and under SEC rules and regulations. The board of directors has also determined that Mr. Wood is an “audit committee financial expert” under Item 407(d)(5) of Regulation S-K of the Securities Act of 1933, as

amended (the “Securities Act”). Each member of the audit committee is financially literate, knowledgeable and qualified to review financial statements.

Nominating/Corporate Governance Committee

Under the terms of its charter, the nominating/corporate governance committee is responsible for considering and making recommendations to the board of directors with regard to the function and needs of the board, and the review and development of our corporate governance guidelines. In fulfilling its duties, the nominating/corporate governance committee shall:

•	receive identification of individuals qualified to become board members;

•	select, or recommend that the board select, the director-nominees for our next annual meeting of shareholders;

•	evaluate incumbent directors;

•	develop and recommend corporate governance principles applicable to the company;

•	review possible conflicts of interest of directors and management and make recommendations to prevent, minimize or eliminate such conflicts;

•	make recommendations to the board regarding the independence of each director;

•	review director compensation;

•	oversee the evaluation of the board and management; and

•	perform any other duties and responsibilities delegated to the committee from time to time.

Our board has determined that all members of the nominating/corporate governance committee are “independent” as defined by the NYSE Rules and our corporate governance guidelines. For information relating to nomination of directors by shareholders, please see “Selection of Director-Nominees.”

Compensation Committee

Under the terms of its charter, the compensation committee has overall responsibility for evaluating and approving the company’s compensation plans, policies and programs. The compensation committee’s primary functions are to:

•	review and approve corporate goals and objectives relevant to our chief executive officer’s compensation, evaluate our chief executive officer’s performance in light of these goals and objectives, and, either as a committee or together with the other independent directors (as directed by the board), determine and approve our chief executive officer’s compensation level based on this evaluation;

•	make recommendations to the board with respect to non-chief executive officer compensation, incentive-compensation plans and equity-based plans;

•	administer equity-based incentive plans and other plans adopted by the board that contemplate administration by the compensation committee;

•	oversee regulatory compliance with respect to compensation matters;

•	review employment agreements, severance agreements and any severance or other termination payments proposed with respect to any of our executive officers; and

•	produce a report on executive compensation for inclusion in our proxy statement for the annual meeting of shareholders.

Our board has determined that all members of the compensation committee are “independent” as defined by the NYSE Rules and our corporate governance guidelines.

Finance Committee

The primary functions of the finance committee are to:

•	make recommendations to the board of directors with respect to the approval, adoption and any significant amendment to all of the company’s defined benefit and defined contribution plans and trusts (the “retirement plans”);

•	oversee the administration of the retirement plans and approve the selection of any third-party administrators;

•	review and employ managers to review the investment results of the retirement plans and the investment policies of the retirement plans and monitor and adjust the asset allocations of the retirement plans;

•	oversee, in consultation with management, regulatory and tax compliance matters with respect to the retirement plans; and

•	make recommendations to the board of directors with respect to management’s capital expenditure plans and other uses of the company’s cash flows (including the financial impact of stock repurchases, acquisitions and the payment of dividends), the company’s credit facilities, commodities hedging and liquidity matters.

Relationships Among Certain Directors

J.V. Shields, Jr. and C. Martin Wood III are married to sisters.

Attendance at Annual Meetings

In accordance with our corporate governance guidelines, directors are expected to rigorously prepare for, attend and participate in all meetings of the board of directors and meetings of the committees on which they serve and to devote the time necessary to appropriately discharge their responsibilities. Aside from these requirements, the company does not maintain a formal policy for attendance by directors at annual meetings of shareholders. However, all of our directors attended the annual meeting of shareholders held on June 1, 2007.

Selection of Director-Nominees

The nominating/corporate governance committee identifies and considers director candidates recommended by its members and other board members, as well as management and shareholders. A shareholder who wishes to recommend a prospective director-nominee for the committee’s consideration should submit the candidate’s name and qualifications to Flowers Foods, Inc., 1919 Flowers Circle, Thomasville, Georgia 31757, Attention: Senior Vice President, Secretary and General Counsel. The nominating/corporate governance committee will also consider whether to recommend for nomination any person identified by a shareholder pursuant to the provisions of our amended and restated bylaws relating to shareholder nominations. Recommendations by shareholders that are made in accordance with these procedures will receive the same consideration given to nominees of the nominating/corporate governance committee.

The nominating/corporate governance committee believes that any director-nominee must meet the director qualification criteria set forth in our corporate governance guidelines before it could recommend such director-nominee for election to the board of directors. These factors include:

•	integrity and demonstrated high ethical standards;

•	the ability to express opinions, raise tough questions and make informed, independent judgments;

•	experience managing or operating public companies;

•	knowledge, experience and skills in at least one specialty area;

•	ability to devote sufficient time to prepare for and attend board of directors meetings;

•	willingness and ability to work with other members of the board of directors in an open and constructive manner;

•	ability to communicate clearly and persuasively; and

•	diversity in background, personal and professional experience, viewpoints or other demographics.

The nominating/corporate governance committee considers these factors as it deems appropriate, as well as other factors it determines are pertinent in light of the current needs of the board of directors. The nominating/corporate governance committee may use the services of a third-party executive search firm to assist it in identifying and evaluating possible director-nominees.

Shareholder & Other Interested Party Communication with Directors

The board of directors will give proper attention to written communications that are submitted by shareholders and other interested parties and will respond if appropriate. Shareholders and other interested parties interested in communicating directly with the board of directors as a group, the independent directors as a group or any individual director may do so by writing to Presiding Director, Flowers Foods Inc., 1919 Flowers Circle, Thomasville, GA 31757. Absent circumstances contemplated by committee charters, the chair of the nominating/corporate governance committee and the presiding director, with the assistance of our senior vice president, secretary and general counsel will monitor and review all correspondence from shareholders and other interested parties and provide copies or summaries of such communications to other directors as they deem appropriate.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Generally

Objectives of Executive Compensation

The primary objective of our executive compensation program is to attract, retain and motivate qualified executives necessary for the future success of the company and the maximization of shareholder value. Our compensation program is designed to motivate our executives by rewarding the achievement of specific annual, long-term and strategic goals by the company, and it aligns our executives’ interests with those of the shareholders by rewarding performance above established goals, with the ultimate objective of improving shareholder value. Finally, we strive to foster a sense of ownership among our executives and our directors by requiring them to own certain amounts of our common stock.

The compensation committee evaluates both performance and compensation to ensure that (i) the company maintains its ability to attract and retain the most qualified employees in key positions; (ii) each executive’s compensation remains competitive relative to the compensation paid to similarly situated executives in comparable companies and (iii) each of the company’s primary objectives with respect to compensation are being fulfilled. To that end, the compensation committee believes that an effective compensation program should include three primary components:

•	base salary;

•	cash bonuses; and

•	long-term incentives, primarily through stock-based compensation.

Certain retirement and other post-employment benefits are also included in the executives’ compensation package. In addition, see the section entitled “Potential Payments Upon Termination or Change in Control” of this proxy statement for details on payments and benefits payable (or realizable) upon termination of employment and a change in control of the company. Perquisites are not a significant part of our executive compensation program.

Each element of our compensation program is described in greater detail below, including a discussion of why the company chooses to pay each element, how we determine the amount of each element to pay and how each element and the company’s decisions regarding that element fit into our overall compensation objectives.

Effective September 15, 2007, Jimmy M. Woodward, the company’s former senior vice president and chief financial officer, resigned from his position with the company, and R. Steve Kinsey was appointed senior vice president and chief financial officer of the company. Effective September 15, 2007, Mr. Woodward entered into an employment agreement with the company that will terminate on February 28, 2010. Pursuant to the agreement, Mr. Woodward has agreed to provide advice and consultation on financial and related affairs, including, but not limited to, advising the chairman, chief executive officer and president on an as-needed basis on financial and other related matters.

Compensation information with respect to Mr. Woodward and Mr. Kinsey is presented for all of fiscal 2007. Amounts of salary and non-equity compensation, equity compensation, and other compensation expressed as a percentage of total compensation for each of the executive officers set forth in the Summary Compensation Table (the “Named Executives”) for the fiscal year ended December 29, 2007 were:

		Non-Equity
		Comp.	Equity	Other Comp.
Name and Principal Position	Salary Percentage	Percentage	Comp. Percentage	Percentage	Total %

George E. Deese	19%	22%	56%	3%	100%
Chairman of the Board, Chief Executive Officer and President
Jimmy M. Woodward	29%	19%	49%	3%	100%
Former Senior Vice President and Chief Financial Officer
R. Steve Kinsey	45%	22%	29%	4%	100%
Senior Vice President and Chief Financial Officer
Gene D. Lord	32%	21%	42%	5%	100%
President and Chief Operating Officer Flowers Bakeries Group
Allen L. Shiver	33%	19%	45%	3%	100%
President and Chief Operating Officer, Flowers Specialty Group
Stephen R. Avera	37%	21%	39%	3%	100%
Senior Vice President, Secretary and General Counsel

The objectives of our executive compensation program are accomplished through a balance of pay components that are competitive with market practice and place greater emphasis on incentive compensation (non-equity and equity-based incentives), which focuses our executives on long-term performance and helps to align their interests with those of our shareholders. Approximately 51% to 78% of the annual total direct compensation opportunity for the Named Executives in fiscal 2007 was linked to the achievement of predefined performance criteria in accordance with our Annual Executive Bonus Plan and Equity Performance Incentive Plan. Cash bonuses accounted for approximately 19% to 22% of the Named Executives’ compensation in 2007, while long-term incentive awards (i.e., stock options and restricted stock) accounted for approximately 29% to 56% of the mix in 2007.

Role of Executive Officers in Compensation Decisions

The compensation committee of the board of directors, which is comprised entirely of independent directors, has overall responsibility for evaluating, analyzing and approving the company’s compensation plans, policies and programs. In addition, the chief executive officer consults with and advises the compensation committee with respect to the company’s compensation philosophy and makes recommendations to the compensation committee regarding the compensation of the other executive officers. All recommendations of the chief executive officer to the compensation committee regarding compensation of executive officers is independently evaluated by the committee. The chief financial officer, or his designee, assists the compensation committee in understanding the key drivers of company performance, particularly those measures used in our bonus and long-term incentive plans and also provides the compensation committee with regular updates on company performance as it relates to certain performance measures used in our bonus and long-term incentive plans.

The compensation committee engages Towers Perrin as its sole independent compensation consultant, and no other outside consultants are utilized by the compensation committee with respect to compensatory advisory services. In 2007, Towers Perrin provided no other services to the company other than executive and director compensation advisory services, retirement consulting and actuarial valuation services. At the compensation committee’s request, Towers Perrin evaluates the competitiveness of the base salaries, annual bonuses and long-term incentives awarded to the company’s Named Executives, provides competitive market data on new compensation arrangements and provides an opinion on the reasonableness of such arrangements. Towers Perrin attends compensation committee meetings at the committee’s request and is available to provide guidance to the compensation committee on compensation questions and issues as they arise.

Compensation Benchmarking

Because there are not many food companies the size of Flowers Foods, a specific set of peer companies is not used for market compensation comparisons; rather, market pay rates (i.e. base salary, bonus and long-term incentives) are based on currently available food industry and general industry peers’ pay data from published survey data available to Towers Perrin. We use an average of food industry and general industry survey data (the “Relevant Market Sector”) when making market comparisons, and the data is adjusted to reflect pay for companies with annual revenues comparable to the company.

Companies used for benchmarking comparisons are based on published survey data available to Towers Perrin. For 2007, the food and general industry peer groups used for benchmarking purposes were from the Towers Perrin Executive Compensation Database, Watson Wyatt Top Management Compensation Report and the Mercer Executive Compensation Survey.

Food industry data were used from the following surveys and were comprised of the following companies:

Towers Perrin Execution Compensation Database — Food & Beverage Companies

Allied Domecq PLC
Altria Group, Inc.
Bob Evans Farms, Inc.
Bush Brothers & Company
Cadbury-Schweppes plc
Chiquita Brands International Inc.
The Coca-Cola Company
ConAgra Foods, Inc.
Darden Restaurants, Inc.
Diageo plc
General Mills, Inc.	Gorton’s Fresh Seafood
The Hershey Company
Jack in the Box Inc.
Kellogg Company
Kraft Foods Inc.
Leprino Foods Co.
Mars Incorporated
McDonald’s Corporation
Mission Foods Corporation
Molson Coors Brewing Company
Nestle S.A.	Sara Lee Corporation
The Schwan Food Company
Sensient Technologies Corporation
Sodexho Marriott Services, Inc.
PepsiAmericas, Inc.
PepsiCo, Inc.
Ralcorp Holdings, Inc.
Rich Products Corporation
Wendy’s International, Inc.
Wm. Wrigley Jr. Company

Watson Wyatt Top Management Compensation Report — Food & Kindred Products

Alliance One International, Inc.
(formerly Dimon Inc.)
Altria Group, Inc.
American Dehydrated Foods, Inc
Anheuser-Busch Companies, Inc.
Archer Daniels Midland Company
Brach’s Confections, Inc.
Brown Forman Corporation
Campbell Soup Company
Chiquita Brands International Inc.
Coca-Cola Bottling Co.
Consolidated
The Coca-Cola Company
Consolidated
Coca-Cola Enterprises, Inc.
ConAgra Foods, Inc.
Constellation Brands, Inc.
Corn Products International, Inc.
Dean Foods Company
Del Monte Foods Company	FONA International Inc.
Fortune Brands, Inc.
General Mills, Inc
Gold Kist, Inc.
Grande Cheese Company
H.J. Heinz Company
The Hershey Company
Hormel Foods Corporation
International Multifoods
Corporation
Interstate Bakeries Corporation
J. R. Simplot Company
Kellogg Company
Leprino Foods Co.
McCormick & Co., Inc
Mission Foods Corporation
Molson Coors Brewing Company
Nature’s Sunshine Products, Inc.
The Pepsi Bottling Group, Inc.	PepsiAmericas, Inc.
PepsiCo, Inc.
Pilgrim’s Pride
Corporation of Georgia, Inc.
Ralcorp Holdings, Inc.
Rich Products Corporation
RJ Reynolds Tobacco Company
Sara Lee Corporation
Schreiber Foods Inc.
The Schwan Food Company
Seaboard Corporation
Smithfield Foods, Inc.
The J. M. Smucker Company
Tyson Foods, Inc.
UST Inc.
Wells Dairy, Inc.
Wm. Wrigley Jr. Company

In addition, general industry data were used from the following surveys to capture the broadest possible market perspective:

—	Towers Perrin Executive Compensation Database:	834 companies
—	Watson Wyatt Top Management Compensation Report:	2,424 companies
—	Mercer Executive Compensation Survey:	2,388 companies

The market data obtained from the companies above are regressed to reflect the respective Named Executive’s scope of revenue responsibility. The Relevant Market Sector is the simple average of the regressed food industry and general industry market rates. The compensation committee together with Towers Perrin, the company’s independent compensation consultant, conducted a benchmark analysis of chief executive officer compensation and the compensation of the other Named Executives, which included the companies in the Relevant Market Sector and set compensation for the Named Executives to approximate the 50th percentile of the Relevant Market Sector. The compensation committee generally seeks to establish that each element of the Named Executives’ compensation (salaries, bonus and long-term incentive awards) should approximate the 50th percentile of the Relevant Market Sector because it is their intention to set executive salaries high enough to be competitive and to attract and retain a strong motivated leadership team but not so high that it creates negative perception among other constituencies. The compensation committee, with input from Towers Perrin, concluded that the proposed compensation level and the proposed performance objectives under the company’s incentive and equity compensation plans for each Named Executive was within the competitive practice for similarly situated executives in similarly situated companies. The compensation committee concluded that Mr. Deese’s total compensation as well as the total compensation of the other Named Executives was competitive with similarly situated positions at comparable companies and was appropriate to meet the company’s goal to retain each Named Executive and to align his interests with those of its shareholders.

Cash Compensation

Base Salary

Our approach to executive compensation is based on a strong belief in pay for performance. Base salary represents the fixed and recurring part of an executive’s annual compensation and is intended to reward experience and expertise, functional progression (i.e. the executive’s series of work experiences, duties and accountabilities relevant to the current position held), career development, skills and competencies. We have established a system of tiered salary grades, and executives are assigned an appropriate salary grade considering the position’s internal value as well as external comparisons to relevant positions in published compensation surveys as provided by Towers Perrin.

With respect to the position’s “internal value,” Named Executives’ base salaries are related to a salary grade structure, which, in turn, is developed on a rational basis that examines both (i) external competitive market base salaries, as determined through benchmarking analysis and (ii) the internal relationships (i.e., value and progression) of these positions. From the internal perspective, the establishment of salary grades is developed on a basis that a given position is at least one salary grade below that of the supervising position, which is the only weight assigned to internal value in establishing the salary grades. We periodically make adjustments to the base salaries based on the factors discussed above as well as the performance of the respective Named Executive.

Individual salaries for executives that report directly to the chief executive officer are subject to approval by the chief executive officer and the compensation committee. The chief executive officer’s salary is subject to approval by the compensation committee and the board of directors. Base salaries for all Named Executives are reviewed annually by the compensation committee, the board of directors and Towers Perrin based on the criteria described above.

Annual Executive Bonus Plan

Our Annual Executive Bonus Plan (the “Bonus Plan”) provides for an annual incentive bonus, which is expressed as a percentage of base salary, varying by position with the company. Annual bonuses are intended to reward performance as measured over a twelve-month period and additionally to reward performance above established goals. Prior to the beginning of each fiscal year, the compensation committee establishes target bonus levels, which are expressed as a percentage of the executive’s base salary (the “Target Bonus Percentage”), for the executives who have been designated as participants in the Bonus Plan. The compensation committee generally sets the target bonus percentages at the 50th percentile of the Relevant Market Sector. Based upon performance projections presented by management, the compensation committee sets a target performance goal (the “EBITDA Goal”). We currently use earnings before interest, taxes, depreciation and amortization (“EBITDA”) as the performance measure in the Bonus Plan for all participating employees, including the Named Executives, because we believe that EBITDA is a useful tool for managing the operations of our business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. A bonus is awarded to participating executives based on the following formula:

•	the participating executive’s base salary; multiplied by

•	the Target Bonus Percentage; multiplied by

•	a percentage equal to the company’s actual EBITDA for the fiscal year divided by the EBITDA Goal (the “Bonus Percentage”).

If the actual EBITDA is equal to the EBITDA Goal, the resulting Bonus Percentage is 100%. If actual EBITDA is less than the EBITDA Goal, the applicable Bonus Percentage will drop by 5% for every 1% by which actual EBITDA is less than the EBITDA Goal. If actual EBITDA exceeds the EBITDA Goal, the Bonus Percentage will increase by 5% for every 1% by which the actual EBITDA exceeds the EBITDA Goal. An executive’s Bonus Percentage may not exceed 150%, and a payment to an executive may not exceed $1.5 million. The Bonus Percentage is zero if actual results are 80% or less of the designated goals. This mechanism provides motivation for the executive to continue to strive for improved company performance in any given year, regardless of the fact that the goals may, or may not, be obtained. The 2007 EBITDA Goal was $200.6 million, and that goal was exceeded by the company.

The bonuses paid to the Named Executives for 2007 were 2.2% below the amounts paid to the Named Executives for 2006 because, although the company exceeded the EBITDA Goal for 2007, it was exceeded by a smaller margin than in 2006. For 2007, a cash bonus of $906,200 was awarded to Mr. Deese based solely upon the EBITDA Goal and the formula outlined above. Mr. Deese’s bonus was 1.2% lower than the amount paid to him in 2006. A total of $1,051,580 was paid to the other Named Executives for 2007 bonuses which was, in the aggregate, 3.1% below the amount paid to them for 2006.

Under the terms of the Bonus Plan, the compensation committee retains the authority to determine that a goal other than EBITDA is appropriate for executives. In such cases, the compensation committee may prescribe a goal based, for instance, on the performance of a product group, division, subsidiary or other management reporting unit. The compensation committee would consider using a goal other than EBITDA if it determines that another performance measurement would be more appropriate for executives where their responsibilities more specifically pertain to discrete elements of the company’s business. For instance, in circumstances where it appears that a particular business unit or division needs to achieve a notable and difficult goal, which would be unrelated to potential pressures on the entire company’s EBITDA during the coming measurement year, it might be appropriate in the view of the compensation committee to make such a decision. Under the terms of the Bonus Plan, the compensation committee may utilize its discretion to (a) award compensation without the attainment of the EBITDA Goal in reliance on another performance measurement and (b) reduce the size of any award or payout under the Bonus Plan. The compensation committee also retains the discretion to award a bonus outside of the Bonus Plan, in unusual circumstances, which would not qualify for the exemption from restrictions on deductibility imposed by Internal Revenue Service Section 162(m).

The compensation committee did not exercise discretion with respect to any bonus payouts in 2007 to the Named Executives, and all bonuses paid to the Named Executives in 2007 were based solely on the EBITDA Goal and the formula outlined above. The compensation committee has reviewed the Bonus Plan performance measurement and concluded that EBITDA tracks the core operating performance that the company wants to achieve for its shareholders. The compensation committee will continue to evaluate the Bonus Plan measure in the future to determine if a different measure or measures should be used. If the compensation committee sets a goal other than EBITDA for any Named Executives or exercises discretion with respect to future awards under the Bonus Plan, the company will disclose: (a) the goal utilized in the calculation of the bonus or if there is an appropriate basis to omit the goal, how difficult it would be for the company to achieve the undisclosed goal and (b) if discretion has been exercised in connection with an award, the considerations of the compensation committee in exercising such discretion.

Long-Term Incentive Compensation

Equity and Performance Incentive Plan

In keeping with the compensation committee’s philosophy that the element of shareholder risk is an essential compensation tool, stock based incentives comprise a significant portion of the compensation program for executives. The compensation committee believes that stock based incentives are fundamental to the enhancement of shareholder value, reward performance over the long-term and help align the executives’ interests with those of our shareholders. The company’s long-term compensation programs and the individual grants thereunder are reviewed and approved by the compensation committee, which also relies on advice and data from Towers Perrin with respect to the types and amounts of incentive compensation to be paid to the Named Executives. The compensation committee generally targets the 50th percentile of the Relevant Market Sector for stock based incentives granted to the Named Executives.

The 2001 Equity and Performance Incentive Plan, as amended and restated as of February 11, 2005 (the “EPIP”), is the company’s ongoing intermediate and long-term incentive plan. The EPIP was approved by the company’s shareholders on June 3, 2005. The EPIP provides the compensation committee with an opportunity to make a variety of stock based awards, while selecting the form that is most appropriate for the company and the executive group. The awards under the EPIP contain elements that help focus the executive’s attention on one of the company’s primary goals — the long-term success of the company and, ultimately, the enhancement of shareholder value.

After a review of competitive long-term incentive market practice trends, the compensation committee determined that, beginning with the fiscal 2006 awards, equity-based awards for the Named Executives would be split between stock options and performance-contingent restricted stock. This mix reflects the compensation committee’s consideration of competitive market practices and the desire to balance both the annual accounting expense and share dilution associated with the long-term incentive program with a need to focus the company’s executives on long-term stock price appreciation and efficient use of capital. The compensation committee’s decision to utilize stock options reflects the compensation strategy of rewarding Named Executives for achieving growth in share price and creating alignment with shareholder value creation. The compensation committee’s decision to utilize performance-contingent restricted stock is intended to ensure that executives focus on capital investments that produce returns in excess of the company’s weighted average cost of capital. The restricted stock vests only if the company’s return on invested capital over the vesting period equals or exceeds its weighted average “cost of capital” for the same period (the “ROI Target”). The ROI Target is discussed in greater detail in our discussion of restricted stock.

The determination of 2007 option and restricted stock award levels for the Named Executives was based on the compensation committee’s philosophy of granting long-term incentive awards at the 50th percentile of the company’s Relevant Market Sector. Additionally, the compensation committee reviews the projected expense impact of the awards, in the aggregate, on the company’s earnings for the next fiscal year. The competitive market long-term incentive award grant levels are equally split to deliver 50% of a competitive award via stock options and 50% via restricted stock. The equal split in the award mix reflects the desired balance and emphasis by the compensation committee on stock price appreciation (via non-qualified stock options) and efficient use of capital (via the ROI Target on performance-contingent restricted stock). The specific grant levels for Mr. Deese and each of the other Named Executives are targeted at the 50th percentile of the Relevant Market Sector. Existing outstanding equity grants or stock ownership levels of a Named Executive were not considered by the compensation committee in determining the value or size of 2007 long-term incentive awards. This grant process is applied similarly to all other executives and managerial personnel participating in the long-term incentive program.

Further, and as noted in greater detail below, the 2007 long-term incentive program includes a relative total shareholder return modifier for the performance-contingent restricted stock awards. The compensation committee’s rationale for the modifier is to include an external market performance metric for the performance-contingent restricted stock award, in addition to the ROI Target. The compensation committee selected the S&P 500 Packaged Food & Meat Index, an established index that investors may use to rank our company’s performance, as the market comparison for relative total shareholder return. The relative total shareholder performance modifier scale was selected based on the compensation committee’s judgment, competitive market data and advice provided by Towers Perrin.

On February 5, 2007, Mr. Deese received a non-qualified stock option grant of 222,000 shares and a performance-contingent restricted stock award of 59,850 shares. Aggregate non-qualified stock option grants of 175,800 shares and performance-contingent restricted stock grants of 47,400 shares were awarded to the other Named Executives in 2007 under the EPIP.

Performance-Contingent Restricted Stock Awards.  Shares of performance-contingent restricted stock were granted on February 5, 2007 to the Named Executives pursuant to the EPIP and the 2007 restricted stock agreement (the “Restricted Stock Agreement”). In addition, the Named Executives together received dividends of $49,121 on such restricted shares.

The Restricted Stock Agreement provides the terms and conditions under which the shares of restricted stock will vest. Vesting generally occurs two years from the date of grant on February 5, 2009 and the shares become nonforfeitable if, on this date, the company’s average “return on invested capital” over the vesting period equals or exceeds its weighted average “cost of capital” for the same period (the “ROI Target”). Furthermore, each grant of performance-contingent restricted stock will be adjusted as set forth below:

•	if the ROI Target is satisfied, then the performance-contingent restricted stock grant may be adjusted based on the company’s total return to shareholders (“Company TSR”) percent rank as compared to the total return to shareholders of the S&P Packaged Food & Meat Index (“S&P TSR”) in the manner set forth below:

•	If the Company TSR is equal to the 50th percentile of the S&P TSR, then no adjustment;

•	If the Company TSR is less than the 50th percentile of the S&P TSR, the grant shall be reduced by 1.3% for each percentile below the 50th percentile that the Company TSR is less than the 50th percentile of S&P TSR, but in no event shall the reduction exceed 20%; or

•	If the Company TSR is greater than the 50th percentile of the S&P TSR, the grant shall be increased by 1.3% for each percentile above the 50th percentile that Company TSR is greater than the 50th percentile of S&P TSR, but in no event shall such increase exceed 20%.

Before the shares of performance-contingent restricted stock or the additional shares of performance stock (if any) are deemed nonforfeitable, the compensation committee must certify that the performance criteria outlined above have been met.

If the grantee dies, becomes disabled or retires, the restricted stock generally vests immediately. In addition, the restricted stock will immediately vest at the target level without adjustment if the company undergoes a change in control. During the vesting period, the executive is treated as a normal shareholder with respect to dividend rights on the restricted shares. The dividends earned on the shares are paid directly to the executive. At the time of vesting, the executive will receive the shares of stock and will be liable for his or her portion of all federal and state income and payroll taxes based on the fair market value of the shares awarded at the date of vesting.

Stock Option Awards.  Nonqualified stock options were granted on February 5, 2007 to the Named Executives under the company’s 2007 nonqualified stock option agreement (the “Stock Option Agreement”) and the EPIP. The Stock Option Agreement contains the terms and conditions under which the nonqualified stock options will vest. No further action or performance by the company, its stock, or the executive (other than continued employment with the company) is required for vesting to occur. For accounting purposes, the options are valued using the Black-Scholes valuation method and granted at 100% of the market value on the date of grant. Market value is calculated as the closing value on the date of the grant. Options vest three years from the date of grant on February 5, 2010, assuming that the executive is continuously employed by the company through the date of vesting, and must be exercised prior to February 5, 2014. Generally, if the employee dies, becomes disabled, or retires, the nonqualified stock options immediately vest. In addition, options will vest if the company undergoes a change in control with respect to the voting power of its common shares. When the executive exercises the options, he or she will be liable for all federal and state income and payroll taxes based on the taxable income resulting from the exercise.

Timing of Grants Under the EPIP.  The compensation committee continues to refine its process for determining the date for the annual grant of equity awards, with the intent of insulating the choice of date from any market influences that might affect the decision at a given time. In fiscal 2007, the compensation committee adopted the policy of making the annual grant following the official announcement of our prior fiscal year results, which coincides with the opening of our self-imposed insider trading window. Except in unusual circumstances, we do not grant equity awards at other dates. If at the time of any planned equity grant any member of the compensation committee is aware of any material non-public information concerning our company, the compensation committee will generally delay the planned grant until such time as the material non-public information has been fully disseminated in the market. The grant date is established when the compensation committee approves the grant and all key terms have been determined. The exercise price of each of our stock option grants and the grant price of our restricted stock grants is the closing market price on the grant date. Executive officers do not play any role in the timing of equity awards under the EPIP.

Recoupment Policy

On February 7, 2008, the compensation committee amended the EPIP and the Bonus Plan to provide for the recoupment of grants made under the EPIP and bonuses awarded under the Bonus Plan. The recoupment policy provides that if the board of directors has reliable evidence of knowing misconduct by a participant that results in the incorrect overstatement of the company’s earnings or other financial measurements that were taken into consideration in awarding grants or bonuses and as a result of such overstatement the participant (i) received a bonus and/or (ii) either received a grant under the EPIP or had a prior grant vest or become nonforfeitable, the participant shall be required to reimburse (or forfeit, as the case may be) the full amount of any grants or bonuses that resulted from the overstatement. The recoupment policy will apply to all grants made under the EPIP on or after February 4, 2008 and bonuses awarded under the Bonus Plan for the 2008 fiscal year and thereafter.

Retirement & Other Post-Employment Benefits

Pension benefits are provided to executives under the Flowers Foods, Inc. Retirement Plan No. 1 (the “Retirement Plan”) and the Supplemental Executive Retirement Plan (the “SERP”), which was terminated as of December 31, 2005. The company also provides a defined contribution benefit to executives through its Executive Deferred Compensation Plan (the “EDCP”).

Retirement Plan

The Retirement Plan is a qualified defined benefit pension plan that provides a pension upon retirement to eligible employees of participating subsidiaries (but not to employees of the company) that is based upon each year of service with the participating subsidiary through December 31, 2005. Additionally, the Retirement Plan provides a pension upon retirement to eligible employees (including employees of non-participating subsidiaries and of the company) who were participants under the Flowers Industries, Inc. Retirement Plan No. 1 prior to the company’s spin-off from Flowers Industries, Inc., which is based upon each year of service with Flowers Industries, Inc. and/or certain of its subsidiaries. No additional years of credited service have been granted other than for actual years of credited service in the Retirement Plan.

Effective December 31, 2005 benefits under the Retirement Plan were frozen and no additional benefits will accrue under the Retirement Plan. The pension benefit is the sum of annual credits earned during eligible employment. The basic credit formula at the time the Retirement Plan was frozen was 1.35% of the first $10,000 of W-2 earnings (subject to certain exclusions) plus 2% of W-2 earnings (subject to certain exclusions) in excess of $10,000 for each year of service up to 35 years. For each year of service in excess of 35 years, 1.8% of W-2 earnings (subject to certain exclusions) was credited. Certain additional fixed benefit amounts were provided for a limited group of participants in the Retirement Plan, including certain of the Named Executives.

Benefits can be paid in many forms under the terms of the Retirement Plan, including a life annuity option, joint and survivor option, period certain and life options, level income option and a lump sum option of up to $7,500. The payout option must be elected by the participant before benefit payments begin. Each available payout option is actuarially equivalent. Early retirement benefit payments are available to participants upon attainment of age 55 and completion of five years of vesting service. A participant’s full benefit under the Plan is payable at age 65. Benefits are reduced by 1/15 for each of the first five years and 1/30 for each of the next five years by which benefit commencement precedes age 65. The same benefits are payable upon retirement, termination, or disability with the adjustments described above for commencement before age 65 but on or after age 55. A 50% survivor annuity is payable to a participant’s spouse upon death prior to retirement. All Named Executives have fulfilled the required service period and are either eligible for early retirement benefit payments currently or will become eligible upon attainment of age 55. No payments were made to the Named Executives under the terms of the Retirement Plan during the 2007 fiscal year measurement period — January 1, 2007 to December 29, 2007. In fiscal 2006 and earlier, the company used a September 30 measurement date for its pension plans. The company eliminated the early measurement date in fiscal 2007 using the remeasurement alternative under FAS 158.

SERP

The SERP was a nonqualified defined benefit pension plan that covered pay and benefits above the qualified pension plan limits in the Retirement Plan. In addition, nonqualified deferred compensation was included as part of pensionable compensation in the SERP. Effective December 31, 2005, benefits under the SERP were frozen, and the plan was terminated. All benefits earned under the SERP as of March 26, 2001 were distributed as lump sums in 2001. Benefits earned in the SERP after March 26, 2001 were distributed as lump sums primarily in December 2005 upon termination of the SERP, and a distribution of remaining benefits due after final calculations were completed was made to one of the Named Executives during fiscal 2006. No payments were made under the SERP to any of the Named Executives in fiscal 2007.

Executive Deferred Compensation Plan

The Executive Deferred Compensation Plan (the “EDCP”) allows certain members of management to defer the receipt of a percentage of their salary and bonus. The purpose of the EDCP is to provide a deferral benefit to certain members of management whose contributions to the company’s 401(k) defined contribution plan, a tax qualified plan, are limited by statutory restrictions. The EDCP is not a tax-qualified plan. The participants’ deferrals are credited to an account established for the participant that is credited with interest until paid. Additionally, the company allocates matching contributions pursuant to the plan on behalf of the participant that are also credited with interest until paid. Interest credited on deferrals and company contributions to the EDCP are based on the Merrill Lynch U.S. Corp., BBB-rated Fifteen-Year Bond Index plus 150 basis points. Interest is considered above-market if earned at a rate which is 120% or more of the applicable federal long-term rate. Earnings in the EDCP are interest-based credits that exceed this threshold. The company credits interest at above market rates because participants’ EDCP accounts are unfunded and unsecured. Generally, the deferrals and company contributions plus interest are paid to the participant upon termination of employment. Distributions from the EDCP are made from the company’s general assets. Contributions credited to the EDCP on behalf of the Named Executives amounted to $287,702 in fiscal 2007.

Executive Share Ownership Guidelines

Based on the view of the compensation committee that the ownership of an equity interest in the company by executives is a component of good corporate governance and insures alignment of executive and shareholder interests, guidelines were adopted that require key members of the company’s management team to directly own minimum amounts of the company’s common stock. The guidelines are set forth below:

•	Chairman of the Board, President and Chief Executive Officer: 5 times base salary.

•	Senior Vice President and Chief Financial Officer: 3 times base salary.

•	President and Chief Operating Officer — Flowers Foods Bakeries Group: 3 times base salary.

•	President and Chief Operating Officer — Flowers Foods Specialty Group: 3 times base salary.

•	Senior Vice President, Secretary and General Counsel: 3 times base salary.

The initial number of shares required to meet the guidelines were valued on January 1, 2006 and the guidelines will be reviewed every four years thereafter for all direct stock holdings. Members of management subject to the guidelines or new participants have four years to reach the stated minimums. The holdings of each of the Named Executives (except for Mr. Kinsey who was appointed to his current position in September 2007) are currently within the guidelines. These guidelines may be revised or terminated by the compensation committee at any time with thirty days’ written notice to the affected employees.

Accounting and Tax Effect on Executive Compensation

Deductibility of Executive Compensation

We are not allowed a federal income tax deduction for compensation paid to certain executive officers in excess of $1 million, except to the extent that such compensation constitutes “performance-based compensation” (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)). The compensation committee believes that amounts awarded under the Bonus Plan and the EPIP during fiscal 2006 and 2007 will result in performance-based compensation, and that Flowers Foods will not lose any federal income tax deduction for compensation paid under these compensation programs. The compensation committee will consider this deduction limitation during future deliberations and will continue to act in the best interests of the company.

Nonqualified Deferred Compensation

The American Jobs Creation Act of 2004 was signed into law on October 22, 2004 and became effective on January 1, 2005. The Act changed the tax rules applicable to nonqualified deferred compensation agreements. While written compliance with the final regulations is not yet required, the company believes that it is operating in good faith compliance with the statutory provisions of the Act.

Stock Based Compensation

Beginning on January 1, 2006, the company began accounting for stock-based compensation payments from the EPIP, including stock options, restricted stock and deferred stock in accordance with the requirements of FASB Statement 123R. Generally the executive is taxed at fair market value on stock based compensation upon the exercise of stock awards provided the risk of forfeiture and all restrictions have lapsed. The company generally receives a tax deduction equal to the value reported as income by the executive in the year the stock option is exercised or the grant of restricted stock vests.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with the company’s management and, based on this review and discussion, recommends to the board of directors that the Compensation Discussion and Analysis be included in the company’s Annual Report on Form 10-K for the year ended December 29, 2007 filed with the SEC and proxy statement.

The Compensation Committee
of the Board of Directors:

Joseph L. Lanier, Jr., Chairman
Manuel A. Fernandez
Melvin T. Stith, Ph.D.
Jackie M. Ward

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the chief executive officer, chief financial officer and each of the three other most highly compensated executive officers of Flowers Foods (the “Named Executives”) for the fiscal years ended December 30, 2006 and December 29, 2007:

						Change in
						Pension
						Value and
					Non-Equity	Nonqualified
					Incentive	Deferred
			Stock	Option	Plan	Comp.	All Other
		Salary	Awards	Awards	Comp.	Earnings	Comp.	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(2)	($)(3)	($)(4)(5)	($)(6)	($)

George E. Deese	2007	800,000	1,365,437	960,750	906,200	68,299	75,450	4,176,136
Chairman of the Board, President and Chief Executive Officer	2006	750,000	786,061	712,429	916,918	38,893	67,049	3,271,350
Jimmy M. Woodward	2007	383,089	285,426	371,579	260,366	8,590	31,116	1,340,166
Former Senior Vice President and Chief Financial Officer(7)	2006	370,134	104,247	307,348	271,493	3,352	29,180	1,085,754
R. Steve Kinsey	2007	247,007	53,117	105,668	123,682	2,912	18,011	550,397
Senior Vice President and Chief Financial Officer	2006	211,257	26,973	86,186	118,447	838	15,328	459,029
Gene D. Lord	2007	389,765	223,349	287,156	264,904	32,858	31,616	1,229,648
President and Chief Operating Officer Flowers Bakeries Group	2006	374,774	104,247	307,348	274,897	15,638	28,703	1,105,607
Allen L. Shiver	2007	362,623	215,360	280,905	205,381	7,469	28,201	1,099,939
President and Chief Operating Officer, Flowers Specialty Group	2006	352,061	104,247	307,348	215,197	1,379	25,756	1,005,988
Stephen R. Avera	2007	348,263	164,427	207,226	197,247	6,090	27,053	950,306
Senior Vice President, Secretary and General Counsel	2006	336,486	78,732	220,491	205,677	6,112	39,817	887,315

(1)	Executives may elect to defer amounts into Flowers Foods’ 401(k) plan (up to IRS limits) and into the EDCP. Amounts of salary deferred during fiscal 2006 and 2007 were as follows:

		Salary	Salary
		Deferrals in	Deferrals into
		401(k) Plan	EDCP	Total
Name:		($)	($)	($)

George E. Deese	2007	14,000	40,000	54,000
	2006	12,500	74,619	87,119
Jimmy M. Woodward	2007	9,000	191,295	200,295
	2006	7,500	36,963	44,463
R. Steve Kinsey	2007	9,000	5,200	14,200
	2006	7,500	6,338	13,838
Gene D. Lord	2007	14,000	15,568	29,568
	2006	12,500	14,964	27,464
Allen L. Shiver	2007	14,000	14,489	28,489
	2006	12,500	14,057	26,557
Stephen R. Avera	2007	14,000	13,912	27,912
	2006	12,500	13,441	25,941

(2)	All amounts reported in these columns correspond to current year amounts recorded for financial statement purposes in accordance with Statement of Financial Accounting Standards Number 123R (“FAS 123R”). Please see Note 15 of Notes to Consolidated Financial Statements in our Form 10-K for the fiscal year ended December 29, 2007 for a discussion of the assumptions used in determining fair value.

(3)	Non-equity incentive plan compensation includes all performance-based cash awards earned by the Named Executives during the fiscal year under the Bonus Plan. For 2007 and 2006, Mr. Deese elected to defer receipt of 0% and 25%, respectively, of his non-equity incentive plan compensation. No other Named Executive elected to defer any portion of their non-equity incentive plan compensation.

(4)	Both qualified and nonqualified defined benefit pension plan benefits were frozen on or before December 31, 2005. All nonqualified defined benefit plan benefits earned after March 2001 were distributed as lump sums primarily in December 2005 upon termination of the plan, and a distribution of remaining benefits due after final calculations were completed was made to one of the Named Executives during fiscal 2006.

(5)	Amounts reported in the “Change in Pension Value and Nonqualified Deferred Comp. Earnings” column are as follows:

				Above-Market
			Change in	Nonqualified
			Pension	Deferred Comp.
			Value	Earnings	Total
Name			($)(a)	($)	($)

George E. Deese	2007		46,619	21,680	68,299
	2006		24,381	14,512	38,893
Jimmy M. Woodward	2007		2,740	5,850	8,590
	2006	(b)	—	3,352	3,352
R. Steve Kinsey	2007		1,635	1,277	2,912
	2006	(b)	—	838	838
Gene D. Lord	2007		31,943	915	32,858
	2006		15,414	224	15,638
Allen L. Shiver	2007		6,379	1,090	7,469
	2006		918	461	1,379
Stephen R. Avera	2007		4,664	1,426	6,090
	2006		5,369	743	6,112

(a)	The company eliminated the September 30th early measurement date in fiscal 2007 and performed a remeasurement of Retirement Plan obligations as of January 1, 2007. The January 1, 2007 remeasurement date was used as the basis for determining the change in pension values during fiscal 2007. For the Named Executives reported in the 2006 proxy statement, the change in pension value over the period September 30, 2006 to December 29, 2007 is as follows:

George E. Deese	87,046
Jimmy M. Woodward	14,279
Gene D. Lord	65,645
Allen L. Shiver	22,140
Stephen R. Avera	17,256

(b)	Present value of accrued benefits for Mr. Kinsey and Mr. Woodward declined due to frozen plan benefits and an increase in interest rates.

(6)	Amounts reported in the “All Other Comp.” column are reported in the table below.

				Employer
			Employer	Contributions to
		Payment	Contributions	Nonqualified
		from SERP	to Section	Deferred
		Termination	401(k) Plan	Comp. Plan	Total
Name		($)	($)	($)	($)

George E. Deese	2007	—	11,250	64,200	75,450
	2006	—	10,350	56,699	67,049
Jimmy M. Woodward	2007	—	11,250	19,866	31,116
	2006	—	10,350	18,830	29,180
R. Steve Kinsey	2007	—	11,250	6,761	18,011
	2006	—	10,350	4,978	15,328
Gene D. Lord	2007	—	11,250	20,366	31,616
	2006	—	10,350	18,353	28,703
Allen L. Shiver	2007	—	11,250	16,951	28,201
	2006	—	10,350	15,406	25,756
Stephen R. Avera	2007	—	11,250	15,803	27,053
	2006	15,008	10,350	14,459	39,817

(7)	Mr. Woodward resigned effective September 15, 2007; however, pursuant to his employment agreement, the company continued to pay Mr. Woodward’s salary through the end of fiscal 2007.

GRANTS OF PLAN-BASED AWARDS

The following table details grants made during the fiscal year ended December 29, 2007 pursuant to incentive plans in place at Flowers Foods as of that date:

								All Other
								Option	Exercise
								Awards:	or Base	Grant Date
	Grant							Number of	Price of	Fair Value of
	Date for	Estimated Future Payouts Under Non-			Estimated Future Payouts Under			Securities	Option	Equity
	Equity-	Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Underlying	Awards	Incentive
	Based	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	($/share)	Plan Award
Name and Grant	Awards	($)	($)	($)	(#)	(#)	(#)	(#)(3)	(4)	($)(5)

George E. Deese
Non-Equity Incentive Plan Award		0	800,000	1,200,000
Performance Contingent Restricted Stock Grant	2/5/2007				47,880	59,850	71,820			1,255,653
Nonqualified Stock Option Grant	2/5/2007							222,000	19.57	1,398,600
Jimmy M. Woodward
Non-Equity Incentive Plan Award		0	229,853	344,780
Performance Contingent Restricted Stock Grant	2/5/2007				9,660	12,075	14,490			253,334
Nonqualified Stock Option Grant	2/5/2007							44,850	19.57	282,555
R. Steve Kinsey
Non-Equity Incentive Plan Award		0	109,188	163,782
Performance Contingent Restricted Stock Grant	2/5/2007				2,160	2,700	3,240			56,646
Nonqualified Stock Option Grant	2/5/2007							10,050	19.57	63,315
Gene D. Lord
Non-Equity Incentive Plan Award		0	233,859	350,789
Performance Contingent Restricted Stock Grant	2/5/2007				9,840	12,300	14,760			258,054
Nonqualified Stock Option Grant	2/5/2007							45,675	19.57	287,753
Allen L. Shiver
Non-Equity Incentive Plan Award		0	181,312	271,968
Performance Contingent Restricted Stock Grant	2/5/2007				9,180	11,475	13,770			240,746
Nonqualified Stock Option Grant	2/5/2007							42,450	19.57	267,435
Stephen R. Avera
Non-Equity Incentive Plan Award		0	174,131	261,197
Performance Contingent Restricted Stock Grant	2/5/2007				7,080	8,850	10,620			185,673
Nonqualified Stock Option Grant	2/5/2007							32,775	19.57	206,483

(1)	Under the terms of the Bonus Plan, bonuses are awarded based on the achievement of a specified earnings goal.

(2)	Under the terms of the EPIP and the Restricted Stock Agreement, receipt of this award requires that the company meet a certain performance requirement. If the requirements are met, the award to the employees may be further adjusted according to achievement of a management objective based on the relative performance of the company’s stock against a benchmark index. Amounts shown under “threshold,” “target” and “maximum” headings, above, represent the minimum, expected and maximum possible number of shares of stock transferred to the Named Executive assuming that such requirement is met.

(3)	The company granted nonqualified stock options under the EPIP and the Stock Option Agreement to certain individuals on February 5, 2007. The options become exercisable in full on the third anniversary of the grant date as long as the individual maintains employment with the company through that date.

(4)	For 2007, the company used $19.57, the closing trading price of the company’s common shares on the open market at the date of grant, to determine the exercise price for the options granted.

(5)	Amount is grant date fair value computed in accordance with FAS 123R. Please see Note 15 of Notes to Consolidated Financial Statements in our Form 10-K for the fiscal year ended December 29, 2007 for a discussion of the assumptions used in determining fair value.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table details all equity awards granted and outstanding as of December 29, 2007, the company’s most recent fiscal year end:

	Option Awards					Stock Awards
									Equity
									Incentive
			Equity					Equity	Plan Awards:
			Incentive					Incentive	Market or
			Plan					Plan Awards:	Payout
			Awards:				Market	Number of	Value of
			Number of			Number of	Value of	Unearned	Unearned
	Number of	Number of	Securities			Shares or	Shares or	Shares,	Shares,
	Securities	Securities	Underlying			Units of	Units of	Units or	Units or
	Underlying	Underlying	Unexercised	Option		Stock That	Stock That	Other Rights	Other Rights
	Unexercised	Unexercised	Unearned	Exercise	Option	Have Not	Have Not	That Have	That Have
	Options: (#)	Options: (#)	Options	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name and Grant	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)(1)	(#)	($)(1)

George E. Deese
2004 Time Lapse Restricted Stock Award(3)						112,500	2,691,000
2006 Performance-Contingent Restricted Stock Award(4)								47,550	1,137,396
2006 Nonqualified Stock Option Award(5)		153,900		18.68	1/3/2013
2007 Performance-Contingent Restricted Stock Award(6)								59,850	1,431,612
2007 Nonqualified Stock Option Award(7)		222,000		19.57	2/5/2014
Jimmy M. Woodward
2006 Performance-Contingent Restricted Stock Award(4)								10,725	256,542
2006 Nonqualified Stock Option Award(5)		34,725		18.68	1/3/2013
2007 Performance-Contingent Restricted Stock Award(6)								12,075	288,834
2007 Nonqualified Stock Option Award(7)		44,850		19.57	2/5/2014
R. Steve Kinsey
2003 Nonqualified Stock Option Award(2)	61,087		61,087	9.34	7/16/2013
2006 Performance-Contingent Restricted Stock Award(4)								2,775	66,378
2006 Nonqualified Stock Option Award(5)		9,075		18.68	1/13/2013
2007 Performance-Contingent Restricted Stock Award(6)								2,700	64,584
2007 Nonqualified Stock Option Award(7)		10,050		19.57	2/5/2014
Gene D. Lord
2006 Performance-Contingent Restricted Stock Award(4)								10,725	256,542
2006 Nonqualified Stock Option Award(5)		34,725		18.68	1/3/2013
2007 Performance-Contingent Restricted Stock Award(6)								12,300	294,216
2007 Nonqualified Stock Option Award(7)		45,675		19.57	2/5/2014
Allen L. Shiver
2006 Performance-Contingent Restricted Stock Award(4)								10,725	256,542
2006 Nonqualified Stock Option Award(5)		34,725		18.68	1/3/2013
2007 Performance-Contingent Restricted Stock Award(6)								11,475	274,482
2007 Nonqualified Stock Option Award(7)		42,450		19.57	2/5/2014
Stephen R. Avera
2006 Performance-Contingent Restricted Stock Award(4)								8,100	193,752
2006 Nonqualified Stock Option Award(5)		26,175		18.68	1/3/2013
2007 Performance-Contingent Restricted Stock Award(6)								8,850	211,692
2007 Nonqualified Stock Option Award(7)		32,775		19.57	2/5/2014

(1)	Based on December 28, 2007 closing market price of $23.92 for Flowers Foods’ common shares.

(2)	Nonqualified stock options granted in 2003 vested on July 16, 2007.

(3)	Mr. Deese was granted 112,500 shares of restricted stock on the effective date of his election as chief executive officer. This restricted stock award vested on January 4, 2008.

(4)	The performance-contingent restricted stock award granted in 2006 vested on January 3, 2008.

(5)	Nonqualified stock options granted in 2006 will fully vest as of January 3, 2009.

(6)	The performance-contingent restricted stock award granted in 2007 will vest on February 5, 2009.

(7)	Nonqualified stock options granted in 2007 will fully vest as of February 5, 2010.

OPTION EXERCISES AND STOCK VESTED

The following table details exercises of all nonqualified stock options during the fiscal year ended December 29, 2007. No restricted stock vested in fiscal 2007:

	Option Awards
		Value Realized on
	Number of Shares	Exercise
Name	Acquired on Exercise	($)

George E. Deese(1)	384,750	5,121,023
Jimmy M. Woodward(2)	229,837	2,730,464
R. Steve Kinsey	—	—
Gene D. Lord(3)	229,837	3,026,953
Allen L. Shiver(4)	229,837	2,863,769
Stephen R. Avera(5)	162,337	2,087,654

(1)	Mr. Deese received 384,750 nonqualified stock options on July 16, 2003 with an exercise price of $9.34 per share. On September 19, 2007, Mr. Deese exercised the options to purchase shares trading at $22.65 per share. The net value realized per share was $13.31.

(2)	Mr. Woodward received 229,837 nonqualified stock options on July 16, 2003 with an exercise price of $9.34 per share. On September 10, 2007, Mr. Woodward exercised the options to purchase shares trading at $21.22 per share. The net value realized per share was $11.88. Mr. Woodward resigned effective September 15, 2007.

(3)	Mr. Lord received 229,837 nonqualified stock options on July 16, 2003 with an exercise price of $9.34 per share. On November 12, 2007, Mr. Lord exercised the options to purchase shares trading at $22.51 per share. The net value realized per share was $13.17.

(4)	Mr. Shiver received 229,837 nonqualified stock options on July 16, 2003 with an exercise price of $9.34 per share. On September 28, 2007, Mr. Shiver exercised the options to purchase shares trading at $21.80 per share. The net value realized per share was $12.46.

(5)	Mr. Avera received 162,337 nonqualified stock options on July 16, 2003 with an exercise price of $9.34 per share. On November 26, 2007, Mr. Avera exercised the options to purchase shares trading at $22.20 per share. The net value realized per share was $12.86.

PENSION BENEFITS

The following table details the number of years of service credited, the present value of the accumulated benefits as of the December 29, 2007 measurement date, and any payments made during the fiscal year ended December 29, 2007 related to the Retirement Plan.

			Present Value of
		Number of Years	Accumulated	Payments During
Name	Plan Name	Credited Service	Benefit ($)	Last Fiscal Year ($)

George E. Deese	Retirement Plan	38	854,252	—
Jimmy M. Woodward(1)	Retirement Plan	16	129,622	—
R. Steve Kinsey	Retirement Plan	13	78,024	—
Gene D. Lord	Retirement Plan	40	619,076	—
Allen L. Shiver	Retirement Plan	24	195,647	—
Stephen R. Avera	Retirement Plan	16	152,839	—

(1)	Retired effective September 15, 2007

Amounts reported above as the actuarial present value of accumulated benefits are computed using the interest and mortality assumptions that the company applies to amounts reported in its financial statement disclosures, and are assumed to be payable at age 65. The interest rate assumption at December 29, 2007 is 6.25% (6.00% as of January 1, 2007 and September 30, 2006) and the mortality table assumption is the RP 2000 Mortality Table with mortality improvements projected to 2015 using Scale AA (projected to 2006 as of January 1, 2007 and September 30, 2006).

NONQUALIFIED DEFERRED COMPENSATION

The following table provides details regarding executive participation in the EDCP during the December 29, 2007 fiscal year.

					Aggregate
	Employee	Employer	Aggregate	Aggregate	Balance at
	Contributions in	Contributions in	Earnings in FY	Withdrawals /	12/29/2007
Name	FY 2007 ($)(1)	FY 2007 ($)(2)	2007 ($)(3)	Distributions ($)	($)(4)

George E. Deese	269,133	64,200	95,448	—	1,376,050
Jimmy M. Woodward	191,295	19,866	27,082	—	468,958
R. Steve Kinsey	5,200	6,761	5,590	—	82,713
Gene D. Lord	15,568	20,366	4,263	—	74,900
Allen L. Shiver	14,489	16,951	4,975	—	82,756
Stephen R. Avera	13,912	15,803	6,397	—	101,233

(1)	For Mr. Deese, includes $40,100 of 2007 salary earned and $229,033 of bonus earned in 2006 but paid in 2007. For all other executives, amounts shown are deferrals of 2007 salary earned.

(2)	Amounts are included in “All Other Compensation” in the Summary Compensation Table for the 2007 fiscal year.

(3)	Above-market interest on nonqualified deferred compensation is included in the Summary Compensation Table as “Nonqualified Deferred Compensation Earnings” for the December 29, 2007 fiscal year. Interest is above-market if earned at a rate which is 120% or more of the applicable federal long-term rate. Earnings in the EDCP are interest-based credits which exceed this threshold. The amount of above-market interest for each executive included in the Summary Compensation Table is as follows: Mr. Deese $21,680; Mr. Woodward $5,850; Mr. Kinsey $1,277; Mr. Lord $915; Mr. Shiver $1,090; Mr. Avera $1,426.

(4)	The cumulative portion of the aggregate balance at December 29, 2007 reported in the Summary Compensation Table for all years prior to 2007 is as follows: Mr. Deese $347,114; Mr. Woodward $100,434; Mr. Kinsey $33,026; Mr. Lord $19,740; Mr. Shiver $32,285; and Mr. Avera $38,721.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Payments Made Upon Termination Following a Change in Control

The company has entered into separation agreements with certain executive officers, including the Named Executives, which are designed to assure continuity of management in the event of a change in control. If (i) the company experiences a change in control and (ii) an executive’s employment is terminated following the change in control for any reason other than for cause or disability or the executive terminates his employment for good reason (as defined in the agreements), the executive is entitled to the following benefits under the terms of the separation agreements:

•	a lump sum payment equal to three times (in the case of Mr. Deese) or two times (in the case of all other Named Executives) the sum of (i) the executive’s annual base salary and (ii) a bonus equal to the base salary multiplied by the executive’s target bonus percentage under the Bonus Plan;

•	continuation of medical insurance, life insurance and other welfare benefits for the executive and/or the executive’s family until the first anniversary of the executive’s date of termination; and

•	reasonable relocation expenses incurred by the executive within one year following the date of termination (including the purchase of the executive’s home in the event of relocation, which benefit has been eliminated in 2008).

These agreements also provide for tax gross-up payments to neutralize any excise taxes that are imposed on payments subject to the Code (upon a change in control) and any additional income taxes that are attributable to those payments. The compensation committee may select, in its sole discretion, any additional executives to be offered such separation agreements.

The following events would constitute a change in control under the separation agreements:

•	all or substantially all of the company’s assets are sold to another entity, or the company is merged, consolidated or reorganized into or with another entity, with the result that upon the conclusion of the transaction less than 51% of the outstanding securities entitled to vote generally in the election of directors of the surviving entity are owned, directly or indirectly, by the shareholders of the company generally prior to the transaction;

•	any person becomes the beneficial owner of securities representing 35% of the voting power of the company excluding (1) any subsidiary, affiliate or employee benefit plan of the company or (2) any person or group of employees of which the company or a subsidiary control a greater than 25% interest; or

•	a majority of the board of directors are not directors who were (1) members of the board of directors on the effective date of the separation agreement or (2) nominated for election or elected to the board of directors by a majority of the directors who were members of the board at the time of such nomination or election.

If the chief executive officer is terminated, he is bound by a three year covenant not to compete with respect to the trade or business of the successor entity. If any other Named Executive is terminated, he is bound by a two year covenant not to compete with respect to the trade or business of the successor entity. Breach of this covenant may result in the forfeiture of any payments or benefits that the executive is entitled to under the separation agreement.

Pursuant to the company’s separation agreements, the only event that triggers cash payments and the provision of other benefits is a change in control followed by the termination of an executive’s employment, other than for death, disability or for Cause (as defined in the agreements) or voluntary resignation other than for Good Reason (as defined in the agreements), within one to three years depending on the specific agreement. If a change in control occurs, regardless of whether the executive’s employment is terminated, all unvested restricted stock (at the target level) and all unvested stock options held by the executive immediately vest. In addition, any undistributed amounts under the company’s deferred compensation plan will be distributed upon a change of control.

The compensation committee reviewed the terms of the separation agreement for each Named Executive and determined that the potential benefit levels under such agreements were competitive against the benchmarking analysis conducted for 2007 and were necessary to maintain management objectivity in the limited circumstance of a change in control.

Payments Made Upon Death, Disability or Retirement

If a Named Executive dies, becomes permanently disabled or retires he is generally entitled to the following items:

•	immediate vesting in all restricted stock; and

•	immediate vesting in all unvested stock options.

Amounts shown in the table below represent estimated amounts payable (or realizable) upon death, disability, or retirement, a change in control without termination or termination in connection with a change in control. Amounts shown in the tables below are the estimated payment amounts assuming that the triggering event occurred on December 29, 2007. Values in the tables for equity-based awards are calculated using the closing market price of $23.92 of the company’s common stock on December 28, 2007.

			Termination
	Death, Disability		Following Change in
	or Retirement	Change in Control	Control
	($)	($)	($)

George E. Deese
Cash Severance	—	—	4,800,000
Equity Payout	7,032,144	7,032,144	7,032,144
Other Benefits(1)	—	—	148,677
Tax Gross-Up	—	—	3,400,662
Total	7,032,144	7,032,144	15,381,483
R. Steve Kinsey
Cash Severance	—	—	900,000
Equity Payout	222,233	222,233	222,233
Other Benefits(1)	—	—	148,677
Total	222,233	222,233	1,270,910
Gene D. Lord
Cash Severance	—	—	1,247,248
Equity Payout	931,403	931,403	931,403
Other Benefits(1)	—	—	148,677
Total	931,403	931,403	2,327,328
Allen L. Shiver
Cash Severance	—	—	1,087,869
Equity Payout	897,641	897,641	897,641
Other Benefits(1)	—	—	148,677
Total	897,641	897,641	2,134,187
Stephen R. Avera
Cash Severance	—	—	1,044,789
Equity Payout	685,172	685,172	685,172
Other Benefits(1)	—	—	148,677
Total	685,172	685,172	1,878,638

(1)	Other Benefits includes the estimated cost to provide outplacement assistance, relocation services/home purchase and a one year continuation of health and welfare benefits for the Named Executives in accordance with the terms of the separation agreements.

DIRECTOR COMPENSATION

General

Based upon the recommendations of the nominating/corporate governance committee, the board determines director compensation. An employee of the company who also serves as a director does not receive any additional compensation for serving as a director or as a member or chair of a board committee.

2007 Director Compensation Package

The nominating/corporate governance committee periodically reviews the status of director compensation in relation to other comparable companies and other factors it deems appropriate. In addition, the nominating/corporate governance committee engages Towers Perrin, an independent compensation consultant, to assist the committee in its assessment of the competitiveness of director compensation. During 2007, the directors’ compensation package for non-employee directors was based on the following principles:

•	a significant portion of director compensation should be aligned with creating and sustaining shareholder value;

•	directors should have equity interest in the company; and

•	total compensation should be structured to attract and retain a diverse and truly superior board of directors.

With the above principles in mind, the compensation package for 2007 was comprised of the following components:

Cash and Stock Compensation

•	an annual cash retainer of $70,000 for all non-employee directors;

•	an annual cash retainer of $10,000 for the chairman of the audit committee;

•	an annual cash retainer of $10,000 for the chairman of the compensation committee;

•	an annual cash retainer of $5,000 for the chairman of the nominating/corporate governance committee;

•	an annual cash retainer of $5,000 for the chairman of the finance committee;

•	an annual cash retainer of $5,000 for each member of the audit committee; and

•	an annual award of deferred stock valued at $75,000 (which vests one year from the date of grant) based upon the closing price of the company’s common stock on the Monday following the annual meeting of shareholders.

Participation in Company Plans

Non-employee directors are eligible to participate in the EPIP, our Stock Appreciation Rights Plan (the “SAR Plan”) and the EDCP. Under the EPIP, non-employee directors received deferred stock grants as described above. The deferred stock vests one year from the date of grant. Prior to fiscal 2007, under the SAR Plan, a non-employee director could elect to receive stock appreciation rights in lieu of cash payments for the retainers described above. Stock appreciation rights granted under the SAR Plan do not give the director an equity interest in the company. Stock appreciation rights vest one year from the date of issuance, and the director has ten years to exercise these rights. Additionally, each stock appreciation right receives credit for any dividends paid on an equivalent number of shares of the company’s common stock. Stock appreciation rights are expensed in accordance with the fair value provisions of FAS 123R.

Under the EDCP, non-employee directors may elect to defer all or any portion of their annual retainer. All deferrals earn interest until paid to the director. Generally, the deferral plus interest is paid to the director upon retirement or termination from the company’s board of directors.

Stock Ownership Guidelines

The board believes that the economic interests of directors should be aligned with those of shareholders. To achieve this, all directors are expected to hold shares of common stock in the company. A non-employee director must own shares of common stock with a value of at least five times the annual cash retainer paid to the non-employee directors. Members of the board have four years to reach the stated minimums. These guidelines may be revised or terminated by the nominating/corporate governance committee at any time with thirty days written notice to the affected directors. All non-employee directors were in compliance with the guidelines as of March 28, 2008, except for Manual A. Fernandez and Melvin T. Stith. Mr. Fernandez and Dr. Stith each have 2 years remaining to comply with the guidelines.

Other Arrangements

We reimburse all directors for out-of-pocket expenses incurred in connection with attendance at board meetings, or when traveling in connection with the performance of their services for the company.

DIRECTOR SUMMARY COMPENSATION TABLE

The following table details compensation to non-employee members of the board of directors of Flowers Foods for the December 29, 2007 fiscal year:

				Change in
				Pension Value
		Fees Earned		and Nonqualified
		or Paid	Stock	Deferred Comp.	All Other
Name		in Cash ($)(1)	Awards ($)(2)	Earnings(3)	Comp.(4)	Total

Joe E. Beverly	2007	75,000	75,147	—	—	150,147
Franklin L. Burke	2007	85,000	75,147	6,720	—	166,867
Manuel A. Fernandez	2007	70,000	75,147	982	—	146,129
Benjamin H. Griswold, IV	2007	75,000	75,147	—	—	150,147
Joseph L. Lanier, Jr.	2007	80,000	75,147	2,220	—	157,367
Amos R. McMullian	2007	70,000	75,147	103,153	159,234	407,534
J.V. Shields, Jr.	2007	70,000	75,147	—	—	145,147
Melvin T. Stith, Ph. D.	2007	70,000	75,147	—	—	145,147
Jackie M. Ward	2007	75,000	75,147	6,253	—	156,400
C. Martin Wood III	2007	80,000	75,147	32,037	—	187,184

(1)	Directors have the option to convert their annual board retainer fees into deferred stock and to defer their annual cash committee fees, if any, in the EDCP. In fiscal 2007, Mr. Burke and Ms. Ward elected to convert all of their annual board retainer fees to deferred stock and contributed all of their committee fees to the EDCP. In fiscal 2007, Messrs. Fernandez and Shields elected to convert all of their annual board retainer fees into deferred stock. The deferred stock vests two years from the date of grant and is delivered to the grantee at a designated time selected by the grantee at the date of the grant. The deferred stock is accounted for under FAS 123R.

(2)	The stock awards represent compensation cost computed in accordance with FAS 123R related to restricted stock granted to each non-employee director in 2006 and deferred stock granted to each non-employee director in 2007. The 2006 restricted stock award vested in 2007. The deferred stock award vests one year from the date of grant. The full grant date fair value of each director’s 2007 deferred stock award is $75,000. Each of Messrs. Beverly, Griswold, Lanier, McMullian, Stith and Wood have 3,435 shares of deferred stock granted and unvested at December 29, 2007. The value of each of these individuals awards based on the December 28, 2007 closing market price of $23.92 for Flowers Foods, Inc.’s common shares is $82,165. Messrs. Burke, Fernandez, Shields and Ms. Ward have 8,565 shares of deferred stock granted and unvested at December 29, 2007. The value of each of these individuals awards based on the December 28, 2007 closing market price of $23.92 for Flowers Foods, Inc.’s common shares is $204,875. Details regarding the number of stock appreciation rights, nonqualified stock options and deferred stock held by each director as of December 29, 2007 is as follows:

	Stock	Nonqualified
	Appreciation	Stock	Deferred
	Rights	Options	Stock
Name	(#)	(#)	(#)

Joe E. Beverly	—	—	3,345
Franklin L. Burke	63,788	—	8,565
Manuel A. Fernandez	22,125	—	8,565
Benjamin H. Griswold, IV	3,450	—	3,435
Joseph L. Lanier, Jr.	67,219	—	3,435
Amos R. McMullian	—	274,500	3,435
J.V. Shields, Jr.	61,613	50,625	8,565
Melvin T. Stith, Ph. D	—	—	3,435
Jackie M. Ward	14,100	—	8,565
C. Martin Wood III	—	—	3,435

(3)	Amounts reported in this column represent above-market earnings on deferred compensation and, for Messrs. McMullian and Wood, distributions under the Retirement Plan.

(4)	Amounts reported as “All Other Compensation” in the Director Compensation Table above, include the following for the relevant directors:

		Distributions
		from	Miscellaneous
Name		EDCP ($)(a)	($)(b)	Total ($)

Amos R. McMullian	2007	91,444	67,790	159,234

(a)	Distributions to Mr. McMullian under the EDCP were earned during his service as an employee of the company. Mr. McMullian retired as chief executive officer in 2004.

(b)	For Mr. McMullian includes $61,857 for administrative support provided by the company for his service as chairman emeritus of the board. Also includes personal use of company aircraft.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

Executive Officer and Director-Related Employees of the Company

Ty Deese, an adult child of George E. Deese, the chairman of the board, president and chief executive officer of the company, was employed as the president of a company subsidiary through November 2007. He was paid an aggregate salary and bonus of $202,364 in fiscal 2007.

Charles Avera, the brother of Stephen R. Avera, the senior vice president, secretary and general counsel of the company, was employed as a national accounts vice president of a company subsidiary throughout fiscal 2007. He was paid an aggregate salary and bonus of $150,984 in fiscal 2007. He also received payments of $154,872 in connection with our Stock Appreciation Rights Plan.

A. Ryals McMullian, an adult child of Amos R. McMullian, a director, was employed by the company throughout fiscal 2007 as associate general counsel. He was paid an aggregate salary and bonus of $185,472 in fiscal 2007. He also received payments of $212,949 in connection with our Stock Appreciation Rights Plan.

Any transaction between the company and a related party is disclosed to the nominating/corporate governance committee and then presented to the full board for evaluation and approval. The company’s policies with respect to related party transactions are set forth in our corporate governance guidelines and our code of business conduct & ethics which states that the company does not engage in transactions with related parties if such a transaction would cast into doubt the independence of the director, present the appearance of a conflict of interest or violate any applicable law. Each of the transactions set forth above were reviewed and approved by our board in accordance with the company’s policy.

AUDIT COMMITTEE REPORT

The following Report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Flowers Foods filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.

During fiscal 2007, the audit committee conducted ten meetings. At each meeting the audit committee met with the senior members of the company’s management team (including the chief financial officer), internal auditors and the company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. At each of its regularly scheduled meetings, the audit committee conducted private sessions with the independent registered public accounting firm, and separately with the director of internal audit, the chief financial officer, the company’s compliance officer and the company’s general counsel to discuss financial management, accounting and internal controls, compliance matters and legal issues. The audit committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the company’s audited consolidated financial statements for the fiscal year ended December 29, 2007 and the company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K, including a discussion of the quality of the accounting principles, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements. The audit committee reviewed management’s representations and reviewed certifications prepared by the chief executive officer, chief financial officer and chief accounting officer that the unaudited quarterly and audited consolidated financial statements of the company fairly present, in all material respects, the financial condition and results of operations of the company. Management advised the audit committee that the company’s financial statements were prepared in accordance with generally accepted accounting principles, and reviewed significant accounting issues with the audit committee. These reviews included discussions with PricewaterhouseCoopers LLP of the matters required to be discussed pursuant to the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, including the quality of the company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with PricewaterhouseCoopers LLP matters relating to its independence from the company, including a review of audit and non-audit fees. The audit committee has also monitored the scope and adequacy of the company’s internal audit program and reviewed internal audit staffing levels.

The audit committee has been updated periodically on management’s process to assess the adequacy of the company’s internal control over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of the company’s internal control over financial reporting. The audit committee has also discussed with PricewaterhouseCoopers LLP the company’s internal control assessment process, management’s assessment with respect thereto and PricewaterhouseCoopers LLP’s evaluation of the company’s internal control over financial reporting.

In performing all of its functions, the audit committee acts in an oversight capacity on behalf of the board of directors. The audit committee reviews the company’s earnings releases before issuance and its Quarterly Reports on Form 10-Q and Annual Report on Form 10-K prior to filing with the SEC. In its oversight role, the audit committee relies on the representations of management, which has the primary responsibility for establishing and maintaining adequate internal controls over financial reporting and for preparing the financial statements and other reports, and of the independent registered public accounting firm, who is engaged to audit and report on the consolidated financial statements of the company and its subsidiaries and the effectiveness of the company’s internal control over financial reporting.

Based on its review and discussions, the audit committee recommended to our board of directors (and the board of directors has approved) that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2007. The audit committee and the board of directors also have appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2009. The board of directors is recommending that the shareholders of Flowers Foods, Inc. ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

The Audit Committee
of the Board of Directors:

Franklin L. Burke, Chairman
Joe E. Beverly
Benjamin H. Griswold, IV
C. Martin Wood III

PROPOSAL II

AMENDMENT OF THE RESTATED ARTICLES OF INCORPORATION

Our board of directors has unanimously approved, and recommends to the shareholders for their adoption, an amendment to the company’s Restated Articles of Incorporation (the “Restated Articles”) that would increase the number of authorized shares of our common stock from 120,000,000 to 500,000,000, and increase the aggregate number of authorized shares of all classes of the company’s capital stock from 121,000,000 to 501,000,000 (the proposed amendment is referred to as the “Amendment”).

The following is the text of the first sentence of Article Two, Section One of the Restated Articles of Incorporation as proposed to be amended:

“SECTION 1. Authorized Capital Stock. The Corporation shall have the authority to issue not more than five hundred one million (501,000,000) shares of capital stock consisting of five hundred million (500,000,000) shares of Common Stock having a par value of $.01 per share, and one million (1,000,000) shares of Preferred Stock of which: (i) one hundred thousand (100,000) shares shall be designated Series A Junior Participating Preferred Stock, having a par value per share of $100 (the “Series A Preferred Stock”) and (ii) nine hundred thousand (900,000) shares of preferred stock, having a par value per share of $0.01 (the “Preferred Stock”) to be issued in one or more series, in the manner provided below.”

Currently, the company is authorized by the Restated Articles to issue 121,000,000 shares of capital stock, of which 120,000,000 shares are common stock, par value $.01 per share, and 1,000,000 shares are preferred stock with 100,000 shares of preferred stock designated as Series A Junior Participating Preferred Stock, par value $.01 per share. If the Amendment is adopted by the shareholders, then the authorization pertaining to all capital stock will be increased to 501,000,000 shares, the authorization pertaining to common stock will be increased to 500,000,000 shares, and the authorization relating to preferred stock will remain at 1,000,000.

As of March 28, 2008, there were 92,147,046 shares of Flowers common stock outstanding and entitled to vote. In addition, as of March 28, 2008, a total of 14,136,975 shares were reserved for issuance under the company’s Equity and Performance Incentive Plan. Of the preferred stock authorized under the Restated Articles, 100,000 shares have been designated as Series A Junior Participating Preferred Stock, none of which is outstanding.

Largely due to four three-for-two stock splits since our spin-off from Flowers Industries in 2001, the number of shares of the company’s common stock outstanding has increased significantly. With 92,147,046 shares currently outstanding and only 120,000,000 shares authorized, the company does not have many shares remaining available for issuance.

Our board is seeking approval for the additional authorized common stock at this time because opportunities requiring prompt action may arise in the future, and the board believes the delay and expense in seeking shareholder approval for additional authorized common stock could deprive the company and its shareholders of the ability to benefit effectively from opportunities and/or cause the loss of attractive acquisition or financing arrangements. For example, the additional shares could be issued to take advantage of future opportunities to structure and consummate financing transactions, mergers and acquisitions, for stock splits, stock dividends and to implement future equity based benefit plans. Such authorized but unissued shares of common stock will provide the company with additional flexibility. Our board will have the authority to issue such shares of common stock for any proper corporate purpose without further shareholder approval, unless such approval is required by applicable law or by the NYSE Rules. Except for issuances of shares of common stock in connection with its equity-based benefit plans, the company does not have at this time any plan, commitment, arrangement, understanding or agreement, either oral or written, to issue any of the additional shares of our common stock.

The terms of the additional shares of common stock would be identical to those of the currently outstanding shares of common stock. The proposed amendment would not alter the relative rights and limitations of the common stock. Under our Restated Articles, our shareholders do not have preemptive rights with respect to our common stock. Thus, should our board elect to issue additional shares of our common stock, existing holders of our common stock would not have any preferential rights to purchase such shares. Depending on the circumstances, any issuance of additional shares of our common stock could adversely affect the existing holders of shares of our common stock, including in connection with a third party seeking to acquire control of the Company, by diluting the ownership, voting power and earnings per share of the existing holders of our common stock.

If the proposed amendment is adopted, it would become effective upon filing of a Certificate of Amendment to our Restated Articles of Incorporation with the Secretary of State of the State of Georgia, which we currently anticipate would occur as soon as practicable following the 2008 annual meeting. However, if our shareholders approve the proposed amendment to our Restated Articles, our board retains discretion under Georgia law not to implement the proposed amendment. If our board was to exercise such discretion, the number of authorized shares would remain unchanged.

The Amendment described in this section requires the affirmative vote of the holders of a majority of the shares of our common stock for approval.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE FOR PROPOSAL II

PROPOSAL III

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

Our audit committee and board of directors have appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2009. Our board of directors recommends that this appointment be ratified.

Representatives of PricewaterhouseCoopers LLP will be present at the meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

We have been advised by PricewaterhouseCoopers LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the company or its subsidiaries.

If the shareholders of the company do not ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2008, the audit committee will reconsider the appointment.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE FOR PROPOSAL III

FISCAL 2007 AND FISCAL 2006 AUDIT FIRM FEE SUMMARY

During fiscal 2007 and fiscal 2006, we retained our principal accountant, PricewaterhouseCoopers LLP, to provide services in the following categories and amounts:

Audit Fees.  Fees for audit services totaled approximately $1,365,000 in 2007 and $1,315,000 in 2006, including fees associated with annual audits and the reviews of our Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

Audit Related Fees.  Fees for audit related services totaled approximately $354,000 in 2007 and $89,900 in 2006. Audit related services principally include services related to audits of certain employee benefit plans and accounting consultations.

Tax Fees.  Fees for tax services, including tax compliance, tax advice and tax planning, totaled approximately $440,000 in 2007 and $275,000 in 2006.

All Other Fees.  Fees for all other services not described above totaled approximately $4,500 in 2007 and $4,500 in 2006, and were related to software licensing agreements in both 2007 and 2006.

All non-audit services were reviewed by the audit committee, which concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing function. On an ongoing basis all audit and permissible non-audit services provided by PricewaterhouseCoopers LLP are pre-approved by the audit committee on a case-by-case basis.

Representatives from PricewaterhouseCoopers LLP are expected to be present at the annual meeting. They will be provided the opportunity to make a statement, if they desire to do so, and will be available for appropriate questions.

SHAREHOLDER PROPOSALS

In order to properly submit a proposal for inclusion in the proxy statement for the 2009 annual meeting, you must follow the procedures outlined in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, we must receive your shareholder proposal at our principal corporate offices in Thomasville, Georgia as set forth below no later than December 18, 2008.

If you wish to present a proposal before the 2009 annual meeting, but do not wish to have the proposal considered for inclusion in the proxy statement and proxy card, you must follow the procedures outlined in our amended and restated bylaws. We must receive your shareholder proposal at the address noted below by March 3, 2009. If your proposal is not properly brought before the annual meeting in accordance with our amended and restated bylaws, the chairman of the board of directors may declare such proposal not properly brought before the annual meeting, and it will not be acted upon.

Any proposals or notices should be sent to:

Stephen R. Avera
Senior Vice President,
Secretary and General Counsel
Flowers Foods, Inc.
1919 Flowers Circle
Thomasville, Georgia 31757

[Form of Paper Proxy — Front]

FLOWERS FOODS, INC.

Dear Shareholder,

Please take note of the important information enclosed with this proxy. Your vote is important, and we encourage you to exercise your right to vote your shares. Please mark the boxes on the reverse side of this proxy card to indicate your vote. Then sign the card and return it in the enclosed postage-paid envelope, or follow the instructions on the reverse side of this proxy card for Internet or telephone voting. Your vote must be received prior to the annual meeting of shareholders on May 30, 2008.

If you are a participant in the Flowers Foods, Inc. 401(k) Retirement Savings Plan, you have the right to direct Mercer Trust Company, the trustee of the 401(k) plan, how to vote the Flowers Foods, Inc. common stock allocated to your account. Any unvoted or unallocated shares will be voted by the trustee in the same proportion on each proposal as the trustee votes the shares of stock credited to the 401(k) plan participants’ accounts for which the trustee receives voting directions from the 401(k) plan participants. The number of shares you are eligible to vote is based on your balance in the 401(k) plan on March 28, 2008, the record date for the annual meeting. Because all of the shares in the 401(k) plan are registered in the name of Mercer Trust Company, as trustee, you will not be able to vote your shares in the 401(k) plan in person at the annual meeting on May 30, 2008.

If you own stock directly in your own name as well as in the 401(k) plan, separate share totals are indicated on the reverse side of this voting instruction form. If you own stock indirectly through a bank or broker, as well as in the 401(k) plan, you will receive a separate voting instruction form from the bank or broker.

Thank you.

Flowers Foods, Inc.

FLOWERS FOODS, INC.
1919 Flowers Circle
Thomasville, Georgia 31757

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON May 30, 2008

The undersigned hereby appoints George E. Deese, R. Steve Kinsey and Stephen R. Avera as proxies, with power to act without the other, and with full power of substitution, and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of common stock of Flowers Foods, Inc. held of record on March 28, 2008 by the undersigned at the annual meeting of shareholders to be held on May 30, 2008, and at any adjournment or postponement thereof. The above-named proxies of the undersigned are authorized to vote, in their discretion, upon such other matters as may properly come before the annual meeting and any adjournment or postponement thereof.

If you are a participant in the Flowers Foods, Inc. 401(k) Retirement Savings Plan, you have the right to direct Mercer Trust Company, the trustee of the 401(k) plan, how to vote the Flowers Foods, Inc. common shares allocated to your account. This proxy card also acts as a voting instruction form to provide voting directions to the trustee.

The proxies will vote on the proposals set forth in the Notice of Annual Meeting and Proxy Statement as specified on the reverse side and are authorized to vote, in their discretion, on any other business that may properly come before the Annual Meeting.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED ON THE REVERSE SIDE. IF NO INDICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTOR-NOMINEES LISTED ON THE REVERSE SIDE, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE AND RETURN THE PROXY IN THE RETURN ENVELOPE PROVIDED.

[Form of Paper Proxy — Back]

FLOWERS FOODS, INC.
ATTN: SHAREHOLDER RELATIONS DEPT.
1919 Flowers Circle
Thomasville, GA 31757

VOTE BY INTERNET — www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 29, 2008 (May 28, 2008 for 401(k) plan participants). Have your proxy card in hand when you access the web site. You will be prompted to enter the 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE — 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 29, 2008 (May 28, 2008 for 401(k) plan participants). Have your proxy card in hand when you call. You will be prompted to enter the 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Flowers Foods, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

FLOWERS FOODS, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE DIRECTOR-NOMINEES:

1.	Election of Directors

Director-nominees proposed for election in Class I to serve until 2011:

01) Benjamin H. Griswold, IV, 02) Joseph L. Lanier, Jr., 03) Jackie M. Ward, 04) C. Martin Wood III

☐	FOR ALL	☐	WITHHOLD ALL	☐	WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL DIRECTOR-NOMINEE (Write number(s) of director-nominee(s) on the line below)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSAL:

2. To approve an amendment to the company’s Restated Articles of Incorporation to increase the number of authorized shares of common stock to 500,000,000 shares.
☐ FOR          ☐ AGAINST          ☐  ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSAL:

3. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for Flowers Foods, Inc. for the 2008 fiscal year.
☐ FOR          ☐ AGAINST          ☐  ABSTAIN

Please date this proxy and sign it exactly as your name or names appear on your stock certificates or on a label affixed hereto. When shares are held jointly, EACH joint owner should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer, etc., give full title as such. If shares are held by a corporation, please sign in full the corporate name by its president or other authorized officer. If shares are held by a partnership, please sign in the partnership name by an authorized person.

Signature (PLEASE SIGN WITHIN BOX) Date	Signature (Joint Owners) Date